Exhibit 10.7

EXECUTION VERSION

U.S. $150,000,000
CREDIT AGREEMENT
dated as of October 20, 2023,
by and among
KEYSTONE APPALACHIAN TRANSMISSION CO.,
as Borrower,
THE BANKS NAMED HEREIN,
as Banks,
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
and
THE FRONTING BANKS
PARTY HERETO FROM TIME TO TIME
as Fronting Banks

JPMORGAN CHASE BANK, N.A. PNC CAPITAL MARKETS LLC BARCLAYS BANK PLC BofA SECURITIES, INC.	MIZUHO BANK, LTD. CITIBANK, N.A. MORGAN STANLEY SENIOR FUNDING, INC. THE BANK OF NOVA SCOTIA RBC CAPITAL MARKETS[1]
as Joint Lead Arrangers
1 RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
SECTION 1.01.    Certain Defined Terms.    1
SECTION 1.02.    Computation of Time Periods.    28
SECTION 1.03.    Accounting Terms.    28
SECTION 1.04.    Terms Generally.    28
SECTION 1.05.    Divisions.    29
SECTION 1.06.    Interest Rates; Benchmark Notification.    29
ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT    29
SECTION 2.01.    The Advances.    29
SECTION 2.02.    Making the Advances.    30
SECTION 2.03.    [Reserved].    31
SECTION 2.04.    Letters of Credit.    31
SECTION 2.05.    Fees.    39
SECTION 2.06.    Adjustment of the Commitments.    40
SECTION 2.07.    Repayment of Advances.    42
SECTION 2.08.    Interest on Advances.    42
SECTION 2.09.    Additional Interest on Advances.    43
SECTION 2.10.    Interest Rate Determination.    43
SECTION 2.11.    Conversion of Advances.    43
SECTION 2.12.    Prepayments.    44
SECTION 2.13.    Increased Costs.    45
SECTION 2.14.    Illegality.    46
SECTION 2.15.    Payments and Computations.    47
SECTION 2.16.    Taxes.    49
SECTION 2.17.    Sharing of Payments, Etc.    53
SECTION 2.18.    Noteless Agreement; Evidence of Indebtedness.    54
SECTION 2.19.    Extension of Termination Date.    54

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(continued)
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SECTION 2.20.    [Reserved].    56
SECTION 2.21.    Defaulting Lenders.    56
SECTION 2.22.    Mitigation Obligations; Replacement of Lenders.    58
SECTION 2.23.    Alternate Rate of Interest.    60
ARTICLE III CONDITIONS TO CLOSING AND TO LENDING AND ISSUING LETTERS OF CREDIT    63
SECTION 3.01.    Conditions Precedent to Closing Date.    63
SECTION 3.02.    Conditions Precedent to Initial Extension of Credit    64
SECTION 3.03.    Conditions Precedent to Each Extension of Credit.    64
ARTICLE IV REPRESENTATIONS AND WARRANTIES    66
SECTION 4.01.    Representations and Warranties of the Borrower.    66
ARTICLE V COVENANTS OF THE BORROWER    70
SECTION 5.01.    Affirmative Covenants of the Borrower.    70
SECTION 5.02.    Financial Covenant.    74
SECTION 5.03.    Negative Covenants of the Borrower.    74
ARTICLE VI EVENTS OF DEFAULT    77
SECTION 6.01.    Events of Default.    77
ARTICLE VII THE ADMINISTRATIVE AGENT    80
SECTION 7.01.    Authorization and Action.    80
SECTION 7.02.    Administrative Agent’s Reliance, Limitation of Liability, Etc.    82
SECTION 7.03.    Posting of Communications.    84
SECTION 7.04.    The Administrative Agent Individually.    85
SECTION 7.05.    Successor Administrative Agent.    85
SECTION 7.06.    Acknowledgements of Lenders and Fronting Banks.    86
SECTION 7.07.    Certain ERISA Matters.    88
SECTION 7.08.    Certain Investment Matters.    90
ARTICLE VIII MISCELLANEOUS    90

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(continued)
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SECTION 8.01.    Amendments, Etc.    90
SECTION 8.02.    Notices, Etc.    91
SECTION 8.03.    Electronic Communications.    92
SECTION 8.04.    No Waiver; Remedies.    92
SECTION 8.05.    Costs and Expenses; Indemnification.    92
SECTION 8.06.    Right of Set-off.    94
SECTION 8.07.    Binding Effect.    94
SECTION 8.08.    Assignments and Participations.    94
SECTION 8.09.    Governing Law.    99
SECTION 8.10.    Consent to Jurisdiction; Waiver of Jury Trial.    99
SECTION 8.11.    Severability.    100
SECTION 8.12.    Entire Agreement.    100
SECTION 8.13.    Execution in Counterparts; Electronic Execution.    100
SECTION 8.14.    USA PATRIOT Act Notice.    101
SECTION 8.15.    No Fiduciary Duty.    101
SECTION 8.16.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions.    101
SECTION 8.17.    Treatment of Certain Information; Confidentiality.    102

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SCHEDULES AND EXHIBITS
Schedule I    -    List of Commitments and Lending Offices
Schedule II    -    List of L/C Fronting Bank Commitments
Schedule III    -    [Reserved]
Schedule IV    -    Disclosure Documents
Schedule V    -     Approvals

Exhibit A    -    Form of Assignment and Assumption
Exhibit B    -    Form of Note
Exhibit C    -    Form of Notice of Borrowing
Exhibit D    -    Form of Letter of Credit Request
Exhibit E-1    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3    -    Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4    -    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT
CREDIT AGREEMENT, dated as of October 20, 2023, by and among KEYSTONE APPALACHIAN TRANSMISSION CO., a Virginia corporation (“KATCo” or the “Borrower”), the banks and other financial institutions (the “Banks”) party hereto from time to time, PNC BANK, NATIONAL ASSOCIATION (“PNC Bank”), as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder and the fronting banks party hereto from time to time.
PRELIMINARY STATEMENTS
(1)    The Borrower has requested that the Lenders establish a four-year unsecured revolving credit facility in the amount of $150,000,000 in favor of the Borrower, all of which may be used for general corporate purposes and $35,000,000 of which may be used for the issuance of Letters of Credit.
(2)    Subject to the terms and conditions of this Agreement, the Lenders severally, to the extent of their respective Commitments (as defined herein), are willing to establish the requested revolving credit facility in favor of the Borrower.
NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01.    Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Account Party” has the meaning set forth in Section 2.04(a).
“Additional Commitment Lender” has the meaning set forth in Section 2.19(d).
“Additional Lender” has the meaning set forth in Section 2.06(b).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period and subject to the provisions of Section 2.23(b), an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” has the meaning set forth in the preamble hereto.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance” means an advance by a Lender to the Borrower made as part of a Borrowing pursuant to Section 2.02.
“Affected Financial Institution” means (i) any EEA Financial Institution or (ii) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified and supplemented from time to time in accordance with its terms.
“Alternate Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of (i) the prime rate as most recently published by The Wall Street Journal from time to time, (ii) the sum of 1/2 of 1% per annum plus the Federal Funds Rate in effect from time to time and (iii) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); provided, further, that if the Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purpose of this definition. Any change in the Alternate Base Rate due to a change in the prime rate, the Federal Funds Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.23 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.23(b)) or Section 2.14 (only if necessary to avoid illegality), then the Alternate Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above.
“Alternate Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a).
“Anniversary Date” has the meaning set forth in Section 2.19(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Covered Entities or their respective activities from time to time concerning or relating to terrorism, money-laundering, bribery or corruption, including, without limitation, (i)

the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the applicable regulations thereunder, and (ii) the United Kingdom’s Anti-Bribery Act 2010, as amended from time to time.
“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, orders, interpretations, licenses and permits of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including those pertaining to health, safety or the environment or otherwise).
“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Administrative Agent.
“Applicable Margin” means, for any Alternate Base Rate Advance or any Term Benchmark Advance (or, if applicable, RFR Advance) made to the Borrower, the interest rate per annum set forth in the relevant row of the table immediately below, determined by reference to the Reference Ratings, from time to time in effect (and, solely in the case that there are no Reference Ratings, Applicable Margin shall be at Level 6):

BASIS FOR PRICING	LEVEL 1 Reference Ratings at least A- by S&P or A3 by Moody’s	LEVEL 2 Reference Ratings lower than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s	LEVEL 3 Reference Ratings lower than Level 2 but at least BBB by S&P or Baa2 by Moody’s	LEVEL 4 Reference Ratings lower than Level 3 but at least BBB- by S&P or Baa3 by Moody’s	LEVEL 5 Reference Ratings lower than Level 4 but at least BB+ by S&P or Ba1 by Moody’s	LEVEL 6 Reference Ratings lower than Level 5
Applicable Margin for Term Benchmark Advances (or, if applicable RFR Advances)	1.125%	1.25%	1.50%	1.75%	2.00%	2.50%
Applicable Margin for Alternate Base Rate Advances	0.125%	0.25%	0.50%	0.75%	1.00%	1.50%
For purposes of the foregoing, (i) if there is a difference of one level in Reference Ratings of S&P and Moody’s and the higher of such Reference Ratings falls in Level 1, Level 2, Level 3, Level 4 and Level 5 then the higher Reference Rating will be used to determine the pricing level and (ii) if there is a difference of more than one level in Reference Ratings of S&P and Moody’s, the Reference Rating that is one level above the lower of such Reference Ratings will be used to determine the pricing level, unless the lower of such Reference Ratings falls in Level 6, in which case the lower of such Reference Ratings will be used to determine the pricing level. If there exists only one Reference Rating, such Reference Rating will be used to determine the pricing level. Any increase or decrease in the Applicable Margin resulting from a change in the Reference Rating shall become effective on the third (3rd) Business Day following such change in the Reference Rating.
“Approval” means each approval of FERC under the Federal Power Act or of the “state commission” (as that term is defined under 18 C.F.R. 1.101(k)) that has jurisdiction over the Borrower and that is identified on Schedule V.
“Approved Electronic Platform” has the meaning assigned to it in Section 7.03(a).
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.08(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto or any other form approved by the Administrative Agent (so long as such other form is not disadvantageous to the Borrower in any respect).
“Attributable Securitization Obligations” has the meaning set forth in the definition of “Permitted Securitization”.
“Authorized Officer” means, with respect to any notice, certificate or other communication to be delivered by the Borrower hereunder, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower, which officer shall have all necessary corporate or limited liability company authorization to deliver such notice, certificate or other communication.
“Available Commitment” means, for each Lender, the excess of such Lender’s Commitment over such Lender’s Percentage of the Outstanding Credits. “Available Commitments” shall refer to the aggregate of the Lenders’ Available Commitments hereunder.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.23.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time, and any Federal law with respect to bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting creditors’ rights generally.
“Bankruptcy Event” means, with respect to any Person, such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that the acquisition of an ownership interest in such Person by a Governmental Authority or instrumentality thereof shall not, itself, alone constitute a Bankruptcy Event, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” has the meaning set forth in the preamble hereto.
“Benchmark” means, initially, with respect to any (i) RFR Advance, Daily Simple SOFR or (ii) Term Benchmark Advance, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to Daily Simple SOFR or Term SOFR Rate, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.23.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1) the Adjusted Daily Simple SOFR; and
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
provided that (x) if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents, and (y) any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Advance, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to such then-current Benchmark (and if prior to the occurrence of any such event, within a commercially reasonable time prior to such occurrence):
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such

Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.23.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230, as amended, or any successor thereto.
“Beneficiary” means any Person designated by an Account Party to whom a Fronting Bank is to make payment, or on whose order payment is to be made, under a Letter of Credit.
“Borrower” has the meaning set forth in the preamble hereto.
“Borrower Communications” has the meaning set forth in Section 8.03.
“Borrower Extension Notice Date” has the meaning set forth in Section 2.19(a).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.02 or Converted pursuant to Section 2.11 or 2.23(a).
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and Akron, Ohio; provided that, in addition to the foregoing,

a Business Day shall be (a) in relation to RFR Advances and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Advance, or any other dealings of such RFR Advance and (b) in relation to Advances referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Advances referencing the Adjusted Term SOFR Rate or any other dealings of such Advances referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced or adopted after the date of this Agreement, regardless of the date enacted or adopted.
“Change of Control” has the meaning set forth in Section 6.01(i).
“Closing Date” means the first date on which all of the conditions precedent in Section 3.01 are satisfied, which date shall be October 20, 2023.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable regulations thereunder.
“Commitment” means, as to any Lender, the amount set forth opposite such Lender’s name on Schedule I hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.08(c), as such amount may be reduced pursuant to Section 2.06(a) or increased pursuant to Section 2.06(b).
“Commitment Increase” has the meaning set forth in Section 2.06(b).
“Commodity Trading Obligations” means the obligations of any Person under any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, commodity forward contract or derivative transaction and any put, call or other agreement, arrangement or transaction, including natural gas, power, emissions forward contracts, renewable energy credits, or any combination of any such arrangements, agreements and/or transactions, employed in the ordinary course of such Person’s business, including such Person’s energy marketing, trading and asset optimization business. The term “commodity” shall include electric energy and/or capacity, transmission rights, coal, petroleum, natural gas, fuel transportation rights, emissions allowances, weather derivatives and related products and by-products and ancillary services.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Fronting Bank by means of electronic communications pursuant to Section 7.03, including through an Approved Electronic Platform.
“Consolidated Debt” means, with respect to the Borrower, at any date of determination, the aggregate Indebtedness of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, but shall not include (i) Nonrecourse Indebtedness of the Borrower and any of its Consolidated Subsidiaries, (ii) obligations under leases that shall have been or should be, in accordance with GAAP, recorded as operating leases in respect of which the Borrower or any of its Consolidated Subsidiaries is liable as a lessee, (iii) the aggregate principal and/or face amount of Attributable Securitization Obligations of the Borrower and its Consolidated Subsidiaries and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations not exceeding 15% of the Total Capitalization of the Borrower and its Consolidated Subsidiaries (determined, for purposes of such calculation, without regard to the amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations outstanding of the Borrower); provided that the amount of any mandatory principal amortization or defeasance of Trust Preferred Securities or Junior Subordinated Deferred Interest Debt Obligations prior to the latest Termination Date shall be included in this definition of Consolidated Debt.
“Consolidated Subsidiary” means, as to any Person, any Subsidiary of such Person the accounts of which are or are required to be consolidated with the accounts of such Person in accordance with GAAP.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Term Benchmark Advances pursuant to Section 2.11 or 2.23(a).
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means, (i) the Borrower and each of its Subsidiaries and (ii) each Person that, directly or indirectly, is in control of a Person described in clause (i) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.
“Credit Parties” has the meaning set forth in Section 8.15.
“Criminal Information” means the Criminal Information in United States v. FirstEnergy Corporation, filed in the United States District Court for the Southern District of Ohio on July 22, 2021.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Date of Issuance” means the date of issuance by a Fronting Bank of a Letter of Credit under this Agreement.
“Debt to Capitalization Ratio” means, for the Borrower, the ratio of Consolidated Debt of the Borrower to Total Capitalization of the Borrower.
“Defaulting Lender” means any Lender that (i) has failed, within two Business Days of the date required to be funded or paid, to (A) fund any portion of its Advances, (B) fund any portion of its participations in Letters of Credit or (C) pay over to the Administrative Agent or any Fronting Bank any other amount required to be paid by it hereunder, unless, in the case of clause (A) or (B) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified the Borrower or the Administrative Agent or any Fronting Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (iii) has failed, within three Business Days after request by the Administrative Agent or any Fronting Bank, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Advances and participations in then outstanding Letters of Credit under this Agreement; provided that such

Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Administrative Agent’s or such Fronting Bank’s (as applicable) receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (iv) has become the subject of a Bankruptcy Event or (v) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.
“Disclosure Documents” means (A) the Projections and (B) the matters, if any, described in the portion of Schedule IV hereto as indicated thereon.
“Dollars” and “$” each means lawful currency of the United States of America.
“DPA” means the Deferred Prosecution Agreement, dated as of July 21, 2021, between the United States Attorney’s Office for the Southern District of Ohio and FE.
“Drawing” means a drawing by a Beneficiary under any Letter of Credit.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority, any Governmental Authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.08(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.08(b)(iii)).
“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder, each as amended, modified and in effect from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.
“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Term Benchmark Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Event of Default” has the meaning set forth in Section 6.01.
“Exchange Act” means the Securities Exchange Act of 1934, and the regulations promulgated thereunder, in each case as amended and in effect from time to time.
“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income, franchise or branch profits Taxes (A) imposed on (or measured by) the Recipient’s net income by the United States, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (B) that are Other Connection Taxes, (ii) any U.S. federal withholding Taxes that are imposed on amounts payable to a Lender at the time such Lender becomes a Lender under this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.22(b)) or designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable either (A) to such Lender’s assignor immediately before such Lender became a Lender under this Agreement, or (B) to such Lender immediately before it designated a new lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g), and (iv) withholding Taxes imposed under FATCA.
“Existing Termination Date” has the meaning set forth in Section 2.19(a).
“Expiration Date” means, with respect to a Letter of Credit, its stated expiration date.

“Extension of Credit” means the making of any Advance or the issuance, extension or renewal, or any amendment that increases the Stated Amount, of a Letter of Credit.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FE” means FirstEnergy Corp., a public utility holding company and a direct parent company of the Borrower.
“Federal Funds Rate” means, for any period, the greater of (a) 0.00% and (b) a fluctuating interest rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100 of 1% per annum) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average rate (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) charged to PNC Bank on such day on such transactions as determined by the Administrative Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letters” means (i) the fee letter, dated September 21, 2023, by and among the Borrower, FE, certain of FE’s other Subsidiaries, JPMorgan, Mizuho, PNC Capital Markets LLC and PNC Bank, (ii) the fee letter, dated September 21, 2023, by and among the Borrower, FE, certain of FE’s other Subsidiaries, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., RBC Capital Markets, Barclays Bank PLC, BofA Securities, Inc., Bank of America, N.A., and The Bank of Nova Scotia, and (iii) the fee letter, dated September 21, 2023, by and among the Borrower and PNC Bank, in each case, as amended, modified or supplemented from time to time.
“FERC” means the Federal Energy Regulatory Commission or successor organization.
“FET” means FirstEnergy Transmission, LLC, a Delaware limited liability company.
“First Mortgage Indenture” means a first mortgage indenture pursuant to which the Borrower or any Subsidiary of the Borrower may issue bonds, notes or similar instruments secured by a lien on all or substantially all of the Borrower’s or such Subsidiary’s fixed assets, as the case may be.
“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR shall be zero.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Fronting Bank” means each Lender identified as a “Fronting Bank” on Schedule II and any other Lender (in each case, acting directly or through an Affiliate) that delivers an instrument in form and substance satisfactory to the Borrower and the Administrative Agent whereby such other Lender (or its Affiliate) agrees to act as “Fronting Bank” hereunder and that specifies the maximum aggregate Stated Amount of Letters of Credit that such other Lender (or its Affiliates) will agree to issue hereunder.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Fronting Bank, such Defaulting Lender’s Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Fronting Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Availability Date” means the first date on which the conditions precedent in Section 3.02 are satisfied.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time.
“Governmental Action” means all authorizations, consents, approvals, waivers, exceptions, variances, orders, licenses, exemptions, publications, filings, notices to and declarations of or with any Governmental Authority (other than requirements the failure to comply with which will not affect the validity or enforceability of any Loan Document or have a material adverse effect on the transactions contemplated by any Loan Document or any material rights, power or remedy of any Person thereunder or any other action in respect of any Governmental Authority).
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the

European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Granting Lender” has the meaning set forth in Section 8.08(g).
“Hedging Obligations” mean, with respect to any Person, the obligations of such Person under any interest rate or currency swap agreement, interest rate or currency future agreement, interest rate collar agreement, interest rate or currency hedge agreement, and any put, call or other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates.
“Hostile Acquisition” means any Target Acquisition (as defined below) involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the Person that is the subject of such Target Acquisition. As used in this definition, the term “Target Acquisition” means any transaction, or any series of related transactions, by which any Person directly or indirectly (i) acquires all or substantially all of the assets or ongoing business of any other Person, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of any such Person that have ordinary voting power for the election of directors or (iii) otherwise acquires control of more than a 50% ownership interest in any such Person.
“Increasing Lender” has the meaning set forth in Section 2.06(b).
“Indebtedness” means, with respect to any Person, at any date, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services other than trade accounts payable, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations under leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (v) withdrawal liability incurred under ERISA by such Person or any of its affiliates to any Multiemployer Plan, (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds and similar instruments, (vii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (viii) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.
“Indemnified Person” has the meaning set forth in Section 8.05(c).

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
“Information” has the meaning set forth in Section 8.17.
“Interest Period” means, for each Term Benchmark Advance made to the Borrower as part of the same Borrowing, the period commencing on the date of such Term Benchmark Advance or the date of the Conversion of any Advance into such Term Benchmark Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter in the case of Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be, in the case of any Term Benchmark Advance, one, three or six months (in each case, subject to the availability for the Benchmark applicable to the relevant Advance or Commitment), in each case, as the Borrower may select by notice to the Administrative Agent pursuant to Section 2.02(a) or Section 2.11(a); provided, however, that:
(i)    the Borrower may not select any Interest Period that ends after the latest Termination Date;
(ii)    Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration;
(iii)    no more than five different Interest Periods shall apply to outstanding Term Benchmark Advances with respect to the Borrower on any date of determination;
(iv)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(v)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and
(vi)    no tenor that has been removed from this definition pursuant to Section 2.23(e) shall be available for specification in such Notice of Borrowing or notice of Conversion.
“IRS” means the United States Internal Revenue Service.
“JPMorgan” means JPMorgan Chase Bank, N.A.

“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of the Borrower or any of its Subsidiaries (i) for which the maturity date is subsequent to the latest Termination Date and (ii) that are fully subordinated in right of payment to the Indebtedness hereunder.
“KATCo” has the meaning set forth in the preamble hereto.
“L/C Commitment Amount” means $35,000,000, as the same may be reduced permanently from time to time pursuant to Section 2.06.
“L/C Fronting Bank Commitment” means, with respect to any Fronting Bank, the aggregate Stated Amount of all Letters of Credit that such Fronting Bank agrees to issue, as modified from time to time pursuant to an agreement signed by such Fronting Bank. With respect to each Lender that is a Fronting Bank on the date hereof, such Fronting Bank’s L/C Fronting Bank Commitment shall equal such Fronting Bank’s “L/C Fronting Bank Commitment” listed on Schedule II, and (ii) with respect to any Lender that becomes a Fronting Bank after the date hereof, such Lender’s L/C Fronting Bank Commitment shall equal the amount agreed upon between the Borrower and such Lender at the time that such Lender becomes a Fronting Bank, in each case as such L/C Fronting Bank Commitment may be modified in accordance with the terms of this Agreement.
“L/C Obligations” means, on any date of determination, an amount equal to (i) the Lenders’ participation interests in the aggregate undrawn amount of all issued Letters of Credit outstanding on such date plus (ii) the aggregate amount of Reimbursement Obligations outstanding on such date.
“Lender Extension Notice Date” has the meaning set forth in Section 2.19(b).
“Lenders” means the Banks listed on the signature pages hereof and each assignee of a Bank or another Lender that shall become a party hereto pursuant to Section 8.08.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Cash Cover” has the meaning set forth in Section 6.01.
“Letter of Credit Request” has the meaning set forth in Section 2.04(c).
“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, any Note and the Fee Letters.
“Majority Lenders” means, at any time prior to the latest Termination Date, Lenders having in the aggregate more than 50% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.01) and at any time on or after the latest Termination Date, Lenders having more than 50% of the then aggregate Outstanding Credits of the Lenders; provided, that for purposes hereof, the Borrower, and any of its Affiliates, if a Lender, shall not be included in (i) the Lenders having such amount of the Commitments or the Advances or (ii) determining the total amount of the Commitments or the Outstanding Credits.
“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.
“Material Adverse Effect” means, (i) any material adverse effect on, or a material adverse change in, the business, property, assets, operations, condition (financial or otherwise), liabilities (actual or contingent) or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole, (ii) any material adverse effect on the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any other Loan Document to which it is a party or (iii) a material impairment of the ability of the Borrower to perform any of its obligations under this Agreement or any other Loan Document to which it is a party.
“Maximum Accordion Amount” has the meaning set forth in Section 2.06(b).
“Mizuho” means Mizuho Bank, Ltd.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group has, or may reasonably be expected to have, an obligation to make contributions, or with respect to which the Borrower has, or may reasonably be expected to incur, liability.
“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 8.01 and (ii) has been approved by the Majority Lenders.
“Noncompliance Event” means the Criminal Information and the DPA, and the entry by FE into the DPA, together with those events, actions, or omissions to act that are described in the Criminal Information and the Statement of Facts attached thereto.
“Nonconsenting Lender” has the meaning set forth in Section 2.19(b).
“Nonrecourse Indebtedness” means, with respect to the Borrower and its Subsidiaries, (i) any Indebtedness that finances the acquisition, development, construction or improvement of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates and (ii) any Indebtedness existing on the date of this Agreement that finances the ownership or operation of an asset in respect of which the Person to which such Indebtedness is owed has no recourse whatsoever to the Borrower or any of its Affiliates, in each case of clauses (i) and (ii), other than:

(A)    recourse to the named obligor with respect to such Indebtedness (the “Debtor”) for amounts limited to the cash flow or net cash flow (other than historic cash flow) from the asset; and
(B)    recourse to the Debtor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest or lien given by the Debtor over the asset or the income, cash flow or other proceeds deriving from the asset (or given by any shareholder or the like in the Debtor over its shares or like interest in the capital of the Debtor) to secure the Indebtedness, but only if the extent of the recourse to the Debtor is limited solely to the amount of any recoveries made on any such enforcement; and
(C)    recourse to the Debtor generally or indirectly to any Affiliate of the Debtor, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for a breach of an obligation (other than a payment obligation or an obligation to comply or to procure compliance by another with any financial ratios or other tests of financial condition) by the Person against which such recourse is available.
“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.18 in the form of Exhibit B hereto.
“Notice of Borrowing” means a notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit C.
“NYFRB” means the Federal Reserve Bank of New York.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organizational Documents” means, as applicable to any Person, the charter, code of regulations, articles of incorporation, by-laws, certificate of formation, operating agreement, certificate of partnership, limited liability company agreement, operating agreement, partnership agreement, certificate of limited partnership, limited partnership agreement or other constitutive documents of such Person.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22(b)).
“Outstanding Credits” means, on any date of determination, an amount equal to (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the aggregate undrawn amount of all issued Letters of Credit outstanding on such date plus (iii) the aggregate amount of Reimbursement Obligations outstanding on such date (excluding Reimbursement Obligations that, on such date of determination, are repaid with the proceeds of Advances made in accordance with Sections 2.04(f) and (g), to the extent the principal amount of such Advances is included in the determination of the aggregate principal amount of all outstanding Advances as provided in clause (i) of this definition). The Outstanding Credits of a Lender on any date of determination shall be an amount equal to the outstanding Advances made by such Lender plus the amount of such Lender’s participation interest in outstanding Letters of Credit and Reimbursement Obligations included in the definition of “Outstanding Credits”.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Parent Credit Agreement” means that Credit Agreement, dated as of October 18, 2021, by and among FE and FET as borrowers, the banks and other financial institutions party thereto from time to time, and JPMorgan as administrative agent, as amended, amended and restated or otherwise modified from time to time, including for the release of FET, as borrower thereunder, pursuant to Amendment No. 2 to Credit Agreement and Consent, Limited Waiver and Limited Release, dated as of the Closing Date.
“Participant” has the meaning set forth in Section 8.08(d).
“Participant Register” has the meaning set forth in Section 8.08(d).
“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as in effect from time to time.
“Payment” has the meaning set forth in Section 7.06(c).
“Payment Date” means the date on which payment of a Drawing is made by a Fronting Bank.
“Payment Notice” has the meaning set forth in Section 7.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Percentage” means, in respect of any Lender on any date of determination, the quotient (expressed as a percentage) obtained by (i) dividing such Lender’s Commitment on such day by the total of the Commitments on such day or (ii) if the Commitments have terminated or expired, dividing the Outstanding Credits of such Lender on such day by the aggregate Outstanding Credits on such day.
“Permitted Obligations” mean (i) nonspeculative Hedging Obligations of any Person and its Subsidiaries arising in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the applicable obligations being hedged and (ii) Commodity Trading Obligations. For the avoidance of doubt, such transactions shall be considered nonspeculative with respect to the Borrower, if undertaken in conformance with the FE Corporate Risk Management Policy then in effect, as approved by FE’s Audit Committee, together with the Approved Business Unit Risk Management Policies referenced thereunder.
“Permitted Securitization” means, for the Borrower and its Subsidiaries, any sale, assignment, conveyance, grant and/or contribution, or series of related sales, assignments, conveyances, grants and/or contributions, by the Borrower or any of its Subsidiaries of Receivables (or purported sale, assignment, conveyance, grant and/or contribution) to a trust, corporation or other entity, where the purchase of such Receivables may be funded or exchanged in whole or in part by the incurrence or issuance by the applicable Securitization SPV, if any, of Indebtedness or securities (such Indebtedness and securities being “Attributable Securitization Obligations”) that are to be secured by or otherwise satisfied by payments from, or that represent interests in, the cash flow derived primarily from such Receivables (provided, however, that “Indebtedness” as used in this definition shall not include Indebtedness incurred by a Securitization SPV owed to the Borrower or any of its Subsidiaries, which Indebtedness represents all or a portion of the purchase price or other consideration paid by such Securitization SPV for such receivables or interests therein), where (i) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of the Borrower or any of its Subsidiaries, as applicable, in respect of Receivables sold, assigned, conveyed, granted or contributed, or payments made in respect thereof, are customary for transactions of this type, and do not prevent the characterization of the transaction as a true sale under Applicable Laws (including debtor relief laws) and (ii) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of any Securitization SPV in respect of Receivables sold, assigned, conveyed, granted or contributed or payments made in respect thereof, are customary for transactions of this type.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Plan” means, at any time, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or 430 of the Code and (i) is (A) maintained by or contributed to by (or to which there is or may be an obligation to contribute to by) the Borrower or any member of the Controlled Group, or (B) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions, or (ii) as to which the Borrower or a member of the Controlled Group has within the preceding five plan years maintained, contributed to or had an obligation to contribute to.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“PNC Bank” has the meaning set forth in the preamble hereto.
“Projections” has the meaning set forth in Section 3.01(a)(iv).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Receivables” means any accounts receivable, payment intangibles, notes receivable, rights to receive future payments and related rights (whether now existing or arising or acquired in the future, whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), including (i) financial transmission rights (“FTRs”) or any other rights to payment from PJM Interconnection, L.L.C. or another regional transmission authority of the Borrower or any of its Subsidiaries or (ii) the right to impose, charge, collect and receive special, irrevocable, nonbypassable charges based upon the consumption of electricity imposed pursuant to Applicable Law on the Borrower’s or any of its Subsidiaries’ ratepayers, and any supporting obligations and other financial assets related thereto (including all collateral securing such accounts receivables, FTRs or other assets, contracts and contract rights, all guarantees with respect thereto, and all proceeds thereof) that are transferred, or in respect of which security interests are granted in one or more transactions that are customary for asset securitizations of such Receivables.
“Recipient” means, as applicable, (i) the Administrative Agent, (ii) any Lender and (iii) any Fronting Bank.
“Reference Ratings” means, the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced debt of the Borrower; provided that, if there is no such rating, “Reference Ratings” shall mean the ratings assigned by S&P and Moody’s to the senior secured debt of the Borrower, set at levels that are one level below the levels set forth in the table in the definition of the term “Applicable Margin”; provided further that if there is no such rating as the rating specified in the proviso, “Reference Ratings” shall mean the ratings that are assigned by S&P and Moody’s to the Borrower’s issuer and corporate family rating, set at the levels set forth in the table in the definition of the term “Applicable Margin”.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 8.08(c).
“Reimbursement Obligation” means the obligation of the Borrower to reimburse a Fronting Bank for any Drawing paid by such Fronting Bank pursuant to Section 2.04(g).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Adjusted Daily Simple SOFR, as applicable.
“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Corruption Law or any predicate crime to any Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Corruption Law.
“Required Reimbursement Date” has the meaning set forth in Section 2.04(f)(i).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“RFR Advance” means an Advance that bears interest at a rate based on the Adjusted Daily Simple SOFR.
“RFR Borrowing” means, as to any Borrowing, the RFR Advances comprising such Borrowing.
“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.
“Sanctioned Country” means, at any time, a region, country or territory which is, or whose government is, the subject or target of any Sanctions (at the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea, Kherson and Zaporizhzhia Regions of Ukraine).
“Sanctioned Person” means (a) any Person named on the list of Specially Designated Nationals maintained by OFAC, or any other Sanctions-related list of designated Persons maintained by the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury or any other U.S. Governmental Authority, or maintained by the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European

Union or any member state thereof, as may be amended, supplemented or substituted from time to time, (b) any Person that is (i) operating, located, organized or resident in a Sanctioned Country, to the extent such presence in the Sanctioned Country means that such Person is the target of Sanctions, or (ii) the subject or target of any Sanctions, or (c) any Person controlled by any such Person described in the foregoing clause (a) or clause (b). For purposes of the foregoing clause (c), “control” shall have the meaning ascribed to such term in the definition of “Covered Entity”.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of Treasury, or (b) the United Nations Security Council, the European Union or any member state thereof, His Majesty’s Treasury of the United Kingdom or any other Governmental Authority with jurisdiction over any of the parties to this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Securitization SPV” means any trust, partnership or other Person established by the Borrower or a Subsidiary of the Borrower to implement a Permitted Securitization.
“Significant Subsidiaries” means, each significant subsidiary (as such term is defined in Regulation S-X of the SEC (17 C.F.R. §210.1-02(w)), or any successor provision) of the Borrower (excluding Securitization SPVs).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SPC” has the meaning set forth in Section 8.08(g).
“Specified Date” has the meaning set forth in Section 2.19(c).
“Specified Event” means the occurrence of an Event of Default pursuant to Section 6.01(k) of the Parent Credit Agreement.
“Springing Termination Date” means July 20, 2024.

“Stated Amount” means the maximum amount available to be drawn by a Beneficiary under a Letter of Credit.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Termination Date” means the earlier of (i) October 20, 2027, and (ii) solely in the event that the Funding Availability Date does not occur on or prior to the Springing Termination Date, the Springing Termination Date. The Termination Date shall be subject, for certain Lenders, to the extension described in Section 2.19 hereof, or, in any case, the earlier date of termination in whole of the Commitments pursuant to Section 2.06 or Section 6.01 hereof.

“Termination Event” means (i) a Reportable Event described in Section 4043(c) of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC with respect to a Plan under such regulations), or (ii) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) a cessation of operations with respect to which the Borrower or any member of the Controlled Group has incurred liability under Section 4062(e) of ERISA, or (iv) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 or 4042 of ERISA, or (v) the institution of proceedings to terminate a Plan by the PBGC, or (vi) any other event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment by a court of competent jurisdiction of a trustee to administer, any Plan.
“Total Capitalization” means, at any date of determination, the sum, without duplication, of (i) Consolidated Debt of the Borrower, (ii) the capital stock (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings and paid in capital but excluding accumulated other comprehensive income and loss) of the Borrower and its Consolidated Subsidiaries, (iii) consolidated equity of the preference stockholders of the Borrower and its Consolidated Subsidiaries, and (iv) the aggregate principal amount of Trust Preferred Securities and Junior Subordinated Deferred Interest Debt Obligations of the Borrower and its Consolidated Subsidiaries.
“Transfer” means the transfer by West-Penn of certain of the transmission assets owned and operated thereby to the Borrower, which transfer shall entitle the Borrower to receive all transmission revenues derived from the provision of transmission services through the use of such transmission assets.
“Trust Preferred Securities” means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (iii) that are perpetual or mature no less than 30 years from the date of issuance, (iv) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (v) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the latest Termination Date.
“Type” when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate or, if applicable, Adjusted Daily Simple SOFR.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct

Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” each means the United States of America.
“Unmatured Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.16(g)(ii)(B)(iii).
“West-Penn” means West Penn Power Company, a Pennsylvania corporation.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.    Computation of Time Periods.
In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
SECTION 1.03.    Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(g). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.
SECTION 1.04.    Terms Generally.
Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provisions hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.
SECTION 1.05.    Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
SECTION 1.06.    Interest Rates; Benchmark Notification.
The interest rate on an Advance denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.23(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service..
ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT
SECTION 2.01.    The Advances.
Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower in Dollars only from time to time on any Business Day during the period from the Funding Availability Date until the Termination Date applicable to such Lender in an aggregate amount not to exceed at any time outstanding the Available Commitment of such Lender. Each Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type and, in the case of Term Benchmark Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Available Commitment, and subject to the conditions set forth in Article III and the other terms and conditions hereof, the Borrower may from time to time borrow, prepay pursuant to Section 2.12 and reborrow under this Section 2.01; provided, that in no case shall any Lender be required to make an Advance to the Borrower hereunder if (i) the amount of such Advance would exceed such Lender’s Available Commitment or (ii) the making of such Advance, together with the making of the other Advances constituting part of the same Borrowing, would cause the total amount of all Outstanding Credits to exceed the aggregate amount of the Commitments. For the avoidance of doubt, the making of, or Conversion into, RFR Advances, shall only be applicable as set forth in Section 2.14 or Section 2.23.
SECTION 2.02.    Making the Advances.
(a)    Each Borrowing shall be made on notice, given (i) (x) in the case of a Borrowing comprising Term Benchmark Advances, not later than 11:00 a.m. (New York time)

on the third U.S. Government Securities Business Day prior to the date of the proposed Borrowing, or (y) in the case of an RFR Borrowing, if applicable, not later than 11:00 a.m. (New York time) on the fifth U.S. Government Securities Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Borrowing comprising Alternate Base Rate Advances, not later than 11:00 a.m. (New York time) on the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such Notice of Borrowing by the Borrower shall be by email or any other electronic manner reasonably acceptable to the Administrative Agent, in substantially the form of Exhibit C hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing, (D) in the case of a Borrowing comprising Term Benchmark Advances, the initial Interest Period for each such Advance, which Borrowing shall be subject to the limitations stated in the definition of “Interest Period” in Section 1.01, and (E) the identity of the Borrower requesting such Borrowing. The Borrower may request that more than one Borrowing be made on any date. Each Lender shall, before 1:00 p.m. (New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s Percentage of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.
(b)    Each Notice of Borrowing delivered by the Borrower shall be irrevocable and binding on the Borrower. In the case of any Notice of Borrowing delivered by the Borrower requesting Term Benchmark Advances (or, if applicable, RFR Advances), the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(c)    Unless the Administrative Agent shall have received written notice via facsimile transmission from a Lender prior to (A) 5:00 p.m. (New York time) one U.S. Government Securities Business Day prior to the date of a Borrowing comprising Term Benchmark Advances (or, if applicable, RFR Advances) or (B) 12:00 p.m. (New York time) on the date of a Borrowing comprising Alternate Base Rate Advances that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Percentage of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(d)    The obligations of the Lenders hereunder to make Advances are several and not joint. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
SECTION 2.03.    [Reserved].
SECTION 2.04.    Letters of Credit.
(a)    Agreement of Fronting Banks. Subject to the terms and conditions of this Agreement, each Fronting Bank agrees to issue and amend (including, without limitation, to extend or renew) for the account of the Borrower or any Subsidiary thereof (each such Person, an “Account Party”) one or more Letters of Credit from and including the date hereof to the third Business Day preceding the Termination Date applicable to such Fronting Bank, in an aggregate Stated Amount at any time outstanding not to exceed such Fronting Bank’s L/C Fronting Bank Commitment, up to a maximum aggregate Stated Amount of all Letters of Credit at any one time outstanding equal to the L/C Commitment Amount minus Reimbursement Obligations outstanding at such time. Each Letter of Credit may be renewable (if so requested by the Borrower), shall have a Stated Amount not less than $100,000 and shall have an Expiration Date of no later than the earlier of (x) the third Business Day preceding the then-scheduled Termination Date applicable to the Fronting Bank issuing such Letter of Credit and (y) the date occurring one year after the Date of Issuance of such Letter of Credit; provided, however, that no Fronting Bank will issue or amend a Letter of Credit if, immediately following such issuance or amendment, (i) the Stated Amount of such Letter of Credit would (A) exceed the Available Commitments or (B) when aggregated with (1) the Stated Amounts of all other outstanding Letters of Credit and (2) the outstanding Reimbursement Obligations, exceed the L/C Commitment Amount or (ii) the total amount of all Outstanding Credits would exceed the aggregate amount of the Commitments. Letters of Credit shall be denominated in Dollars only. Notwithstanding that any Letter of Credit issued or outstanding hereunder may be in support of any obligations of, or for the account of, a Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the applicable Fronting Bank for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the Borrower’s benefit and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiary. No Fronting Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting Bank from issuing such Letter of Credit, or if the Approvals are no longer in effect or no longer provide approval for the issuance of such Letter of Credit, (B) any law applicable to such Fronting Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting Bank shall prohibit, or request that such Fronting Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Fronting Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Fronting Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such Fronting Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that such Fronting Bank in good faith deems material to it, (C) the issuance of such Letter of Credit would violate one or more policies of such Fronting Bank or (D) such Fronting Bank is not required to make any Extension of Credit in connection with a Letter of Credit under Section 2.21(e).
(b)    Forms. Each Letter of Credit shall be in a form customarily used by the Fronting Bank that is to issue such Letter of Credit or in such other form as has been approved by such Fronting Bank. At the time of issuance or amendment, subject to the terms and conditions of this Agreement, the amount and the terms and conditions of each Letter of Credit shall be subject to approval by the applicable Fronting Bank and the Borrower.
(c)    Notice of Issuance; Application. The Borrower shall give the applicable Fronting Bank and the Administrative Agent written notice, or telephonic notice confirmed in writing, in any case, at least three (3) Business Days (or such shorter period as such Fronting Bank may agree in its sole discretion) prior to the requested Date of Issuance of a Letter of Credit, such notice to be in substantially the form of Exhibit D hereto (a “Letter of Credit Request”). The Borrower shall also execute and deliver such customary letter of credit application forms as requested from time to time by such Fronting Bank. Such application forms shall indicate the identity of the Account Party and that the Borrower is the “Applicant” or shall otherwise indicate that the Borrower is the obligor in respect of any Letter of Credit to be issued thereunder. If the terms or conditions of the application forms conflict with any provision of this Agreement, the terms of this Agreement shall govern.
(d)    Issuance. Provided that the Borrower has given the notice prescribed by Section 2.04(c) and subject to the other terms and conditions of this Agreement, including the satisfaction of the applicable conditions precedent set forth in Article III, the applicable Fronting Bank shall issue the requested Letter of Credit on the requested Date of Issuance as set forth in the applicable Letter of Credit Request for the benefit of the stipulated Beneficiary and shall deliver the original of such Letter of Credit to the Beneficiary at the address specified in the notice. At the request of the Borrower, such Fronting Bank shall deliver a copy of each Letter of Credit to the Borrower within a reasonable time after the Date of Issuance thereof. Upon the request of the Borrower, such Fronting Bank shall deliver to the Borrower a copy of any Letter of Credit proposed to be issued hereunder prior to the issuance thereof.
(e)    Notice of Drawing. Each Fronting Bank shall promptly notify the Borrower by telephone, facsimile or other telecommunication of any Drawing under a Letter of Credit issued for the account of the Borrower by such Fronting Bank.

(f)    Payments. The Borrower hereby agrees to pay to each Fronting Bank, in the manner provided in subsection (g) below:
(i)    no later than 12:00 p.m. (New York City time) on the date of receipt by the Borrower of notice of any Drawing pursuant to subsection (e) above, if such notice is received not later than 10:00 a.m. (New York City time), or on the first Business Day following receipt of such notice by the Borrower, if such notice is received later than 10:00 a.m. (New York City time), an amount equal to the amount paid by such Fronting Bank in connection with such Drawing (such date being the “Required Reimbursement Date”); and
(ii)    if any Drawing shall be reimbursed to any Fronting Bank after 12:00 p.m. (New York time) on the applicable Payment Date, interest on any and all amounts required to be paid pursuant to clause (i) of this subsection (f) from and after such Payment Date until payment in full, payable on demand, at the annual rate of interest applicable to Alternate Base Rate Advances as in effect from time to time, provided, however, that from and after the Required Reimbursement Date with respect to such Drawing until payment in full, such interest rate shall be increased by 2.00% per annum.
(g)    Method of Reimbursement. The Borrower shall reimburse each Fronting Bank for each Drawing under any Letter of Credit issued for the account of the Borrower by such Fronting Bank pursuant to subsection (f) above in the following manner:
(i)    the Borrower shall reimburse such Fronting Bank in the manner described in subsection (f) above and Section 2.15; or
(ii)    if (A) the Borrower has not reimbursed such Fronting Bank pursuant to paragraph (i) above, (B) the applicable conditions to Borrowing set forth in Articles II and III have been fulfilled, and (C) the Available Commitments in effect at such time exceed the amount of the Drawing to be reimbursed, the Borrower may reimburse such Fronting Bank for such Drawing with the proceeds of an Alternate Base Rate Advance or, if the conditions specified in the foregoing clauses (A), (B) and (C) have been satisfied and a Notice of Borrowing requesting a Term Benchmark Advance (or, if applicable, RFR Advance) has been given, in accordance with Section 2.02, three (3) U.S. Government Securities Business Days (or, with respect to a request for an RFR Advance, if applicable, five (5) U.S. Government Securities Business Days) prior to the relevant Payment Date, with the proceeds of a Term Benchmark Advance (or, if applicable, RFR Advance).
(h)    Nature of Fronting Banks’ Duties. In determining whether to honor any Drawing under any Letter of Credit issued by any Fronting Bank, such Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit. The Borrower otherwise assumes all risks of the acts and omissions of, or misuse of any Letter of Credit issued by any Fronting Bank for the account of the Borrower by, the Beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, but consistent with Applicable Law, no Fronting Bank shall be responsible, absent gross negligence or willful misconduct (as determined by the final, non-appealable judgment of a court of competent jurisdiction), (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of any drawing honored under a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or the proceeds thereof; (vi) for the misapplication by the Beneficiary of any such Letter of Credit or of the proceeds of any drawing honored under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of such Fronting Bank. None of the above shall affect, impair or prevent the vesting of any of such Fronting Bank’s rights or powers hereunder. Not in limitation of the foregoing, any action taken or omitted to be taken by any Fronting Bank under or in connection with any Letter of Credit shall not create against such Fronting Bank any liability to the Borrower or any Lender, except for actions or omissions resulting from the gross negligence or willful misconduct (as determined by the final, non-appealable judgment of a court of competent jurisdiction) of such Fronting Bank or any of its agents or representatives, and such Fronting Bank shall not be required to take any action that exposes such Fronting Bank to personal liability or that is contrary to this Agreement or Applicable Law.
(i)    Obligations of Borrower Absolute. The obligation of the Borrower to reimburse each Fronting Bank for Drawings honored under the Letters of Credit issued for the account of the Borrower by such Fronting Bank shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:
(i)    any lack of validity or enforceability of any Letter of Credit;
(ii)    the existence of any claim, set-off, defense or other right that the Borrower, any Account Party or any Affiliate of the Borrower or any Account Party may have at any time against a Beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such Beneficiary or transferee may be acting), such Fronting Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;
(iii)    any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(v)    any non-application or misapplication by the Beneficiary of the proceeds of any Drawing under a Letter of Credit; or
(vi)    the fact that an Event of Default or an Unmatured Default shall have occurred and be continuing.
No payment made under this Section 2.04 shall be deemed to be a waiver of any claim the Borrower may have against any Fronting Bank or any other Person.
(j)    Participations by Lenders. By the issuance of a Letter of Credit and without any further action on the part of any Fronting Bank or any Lender in respect thereof, each Fronting Bank shall hereby be deemed to have granted to each Lender, and each Lender shall hereby be deemed to have acquired from such Fronting Bank, an undivided interest and participation in such Letter of Credit (including any letter of credit issued by such Fronting Bank in substitution or exchange for such Letter of Credit pursuant to the terms thereof) equal to such Lender’s Percentage of the Stated Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to such Fronting Bank, in accordance with this subsection (j), such Lender’s Percentage of each payment made by such Fronting Bank in respect of an unreimbursed Drawing under a Letter of Credit. Such Fronting Bank shall notify the Administrative Agent of the amount of such unreimbursed Drawing honored by it not later than (x) 12:00 p.m. (New York time) on the date of payment of a draft under a Letter of Credit, if such payment is made at or prior to 11:00 a.m. (New York time) on such day, and (y) the close of business (New York time) on the date of payment of a draft under a Letter of Credit, if such payment is made after 11:00 a.m. (New York time) on such day, and the Administrative Agent shall notify each Lender of the date and amount of such unreimbursed Drawing under such Letter of Credit honored by such Fronting Bank and the amount of such Lender’s Percentage therein no later than (1) 1:00 p.m. (New York time) on such day, if such payment is made at or prior to 11:00 a.m. (New York time) on such day, and (2) 11:00 a.m. (New York time) on the next following Business Day, if such payment is made after 11:00 a.m. (New York time) on such day. Not later than 2:00 p.m. (New York time) on the date of receipt of a notice of an unreimbursed Drawing by a Lender, such Lender agrees to pay to such Fronting Bank an amount equal to the product of (A) such Lender’s Percentage and (B) the amount of the payment made by such Fronting Bank in respect of such unreimbursed Drawing.
If payment of the amount due pursuant to the preceding sentence from a Lender is received by such Fronting Bank after the close of business on the date it is due, such Lender agrees to pay to such Fronting Bank, in addition to (and along with) its payment of the amount due pursuant to the preceding sentence, interest on such amount at a rate per annum equal to (i) for the period from and including the date such payment is due to but excluding the second succeeding Business Day, the Federal Funds Rate, and (ii) for the period from and including the second Business Day succeeding the date such payment is due to but excluding the date on which such amount is paid in full, the Federal Funds Rate plus 2.00% per annum.

(k)    Obligations of Lenders Absolute. Each Lender acknowledges and agrees that (i) its obligation to acquire a participation in any Fronting Bank’s liability in respect of the Letters of Credit and (ii) its obligation to make the payments specified herein, and the right of each Fronting Bank to receive the same, in the manner specified herein, are absolute and unconditional and shall not be affected by any circumstances whatsoever, including, without limitation, (A) the occurrence and continuance of any Event of Default or Unmatured Default; (B) any other breach or default by the Borrower, the Administrative Agent or any Lender hereunder; (C) any lack of validity or enforceability of any Letter of Credit or any Loan Document; (D) the existence of any claim, setoff, defense or other right that the Lender may have at any time against the Borrower, any other Account Party, any Beneficiary, any Fronting Bank or any other Lender; (E) the existence of any claim, setoff, defense or other right that the Borrower may have at any time against any Beneficiary, any Fronting Bank, the Administrative Agent, any Lender or any other Person, whether in connection with this Agreement or any other documents contemplated hereby or any unrelated transactions; (F) any amendment or waiver of, or consent to any departure from, all or any of the Letters of Credit or this Agreement; (G) any statement or any document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (H) payment by any Fronting Bank under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit, so long as such payment is not the consequence of such Fronting Bank’s gross negligence or willful misconduct (as determined by the final, non-appealable judgment of a court of competent jurisdiction) in determining whether documents presented under a Letter of Credit comply with the terms thereof; (I) the occurrence of the Termination Date; or (J) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Nothing herein shall prevent the assertion by any Lender of a claim by separate suit or compulsory counterclaim, nor shall any payment made by a Lender under Section 2.04 be deemed to be a waiver of any claim that a Lender may have against any Fronting Bank or any other Person.
(l)    Proceeds of Reimbursements. Upon receipt of a payment from the Borrower pursuant to subsection (f) hereof, the applicable Fronting Bank shall promptly transfer to each Lender that has funded its participation in the applicable Drawing pursuant to subsection (j) above, such Lender’s pro rata share (determined in accordance with such Lender’s Percentage) of such payment. All payments due to the Lenders from any Fronting Bank pursuant to this subsection (l) shall be made to the Lenders if, as, and, to the extent possible, when such Fronting Bank receives payments in respect of Drawings under the Letters of Credit pursuant to subsection (f) hereof, and in the same funds in which such amounts are received; provided that if any Lender to which such Fronting Bank is required to transfer any such payment (or any portion thereof) pursuant to this subsection (l) does not receive such payment (or portion thereof) prior to (i) the close of business on the Business Day on which such Fronting Bank received such payment from the Borrower, if such Fronting Bank received such payment prior to 1:00 p.m. (New York time) on such day, or (ii) 1:00 p.m. (New York time) on the Business Day next succeeding the Business Day on which such Fronting Bank received such payment from the Borrower, if such Fronting Bank received such payment after 1:00 p.m. (New York time) on such day, such Fronting Bank agrees to pay to such Lender, along with its payment of the portion of such payment due to such Lender, interest on such amount at a rate per annum equal to (A) for the period from and including the Business Day when such payment was required to be made to the Lenders to but excluding the second succeeding Business Day, the Federal Funds Rate and (B) for the period from and including the second Business Day succeeding the Business Day when such payment was required to be made to the Lenders to but excluding the date on which such amount is paid in full, the Federal Funds Rate plus 2.00% per annum.
(m)    Concerning the Fronting Banks. Each Fronting Bank will exercise and give the same care and attention to the Letters of Credit issued by it as it gives to its other letters of credit and similar obligations, and each Lender agrees that each Fronting Bank’s sole liability to such Lender shall be (i) to distribute promptly, as and when received by such Fronting Bank, and in accordance with the provisions of subsection (l) above, such Lender’s Percentage of any payments to such Fronting Bank by the Borrower pursuant to subsection (f) above in respect of Drawings under the Letters of Credit issued by such Fronting Bank, (ii) to exercise or refrain from exercising any right or to take or to refrain from taking any action under this Agreement or any Letter of Credit issued by such Fronting Bank as may be directed in writing by the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or the Administrative Agent acting at the direction and on behalf of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders), except to the extent required by the terms hereof or thereof or by Applicable Law, and (iii) as otherwise expressly set forth in this Section 2.04. No Fronting Bank shall be liable for any action taken or omitted at the request or with approval of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or of the Administrative Agent acting on behalf of the Majority Lenders (or, when expressly required by the terms of this Agreement, all of the Lenders) or for the nonperformance of the obligations of any other party under this Agreement, any Letter of Credit or any other document contemplated hereby or thereby. Without in any way limiting any of the foregoing, each Fronting Bank may rely upon the advice of counsel concerning legal matters and upon any written communication or any telephone conversation that it believes to be genuine or to have been signed, sent or made by the proper Person and shall not be required to make any inquiry concerning the performance by the Borrower, any Beneficiary or any other Person of any of their respective obligations and liabilities under or in respect of this Agreement, any Letter of Credit or any other documents contemplated hereby or thereby. No Fronting Bank shall have any obligation to make any claim, or assert any Lien, upon any property held by such Fronting Bank or assert any offset thereagainst in satisfaction of all or any part of the obligations of the Borrower hereunder; provided that each Fronting Bank shall, if so directed by the Majority Lenders or the Administrative Agent acting on behalf of and with the consent of the Majority Lenders, have an obligation to make a claim, or assert a Lien, upon property held by such Fronting Bank in connection with this Agreement, or assert an offset thereagainst.
Each Fronting Bank may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of banking or trust business with the Borrower or any of its Affiliates, or any other Person, and receive payment on such loans or extensions of credit and otherwise act with respect thereto freely and without accountability in the same manner as if it were not a Fronting Bank hereunder.

Each Fronting Bank makes no representation or warranty and shall have no responsibility with respect to: (i) the genuineness, legality, validity, binding effect or enforceability of this Agreement or any other documents contemplated hereby; (ii) the truthfulness, accuracy or performance of any of the representations, warranties or agreements contained in this Agreement or any other documents contemplated hereby; (iii) the collectibility of any amounts due under this Agreement; (iv) the financial condition of the Borrower or any other Person; or (v) any act or omission of any Beneficiary with respect to its use of any Letter of Credit or the proceeds of any Drawing under any Letter of Credit.
(n)    Indemnification of Fronting Banks by Lenders. To the extent that any Fronting Bank is not reimbursed and indemnified by the Borrower under Section 8.05 hereof, each Lender agrees to reimburse and indemnify such Fronting Bank on demand, pro rata in accordance with such Lender’s Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Fronting Bank, in any way relating to or arising out of this Agreement, any Letter of Credit or any other document contemplated hereby or thereby, or any action taken or omitted by such Fronting Bank under or in connection with this Agreement, any Letter of Credit or any other document contemplated hereby or thereby; provided, however, that such Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Fronting Bank’s gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction; and provided further, however, that such Lender shall not be liable to such Fronting Bank or any other Lender for the failure of the Borrower to reimburse such Fronting Bank for any drawing made under a Letter of Credit issued for the account of the Borrower with respect to which such Lender has paid such Fronting Bank such Lender’s pro rata share (determined in accordance with such Lender’s Percentage), or for the Borrower’s failure to pay interest thereon. Each Lender’s obligations under this subsection (n) shall survive the payment in full of all amounts payable by such Lender under subsection (j) above, and the termination of this Agreement and the Letters of Credit. Nothing in this subsection (n) is intended to limit any Lender’s reimbursement obligation contained in subsection (j) above.
(o)    Representations of Lenders. As between any Fronting Bank and the Lenders, by its execution and delivery of this Agreement each Lender hereby represents and warrants solely to such Fronting Bank that (i) it is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation, and has full corporate power, authority and legal right to execute, deliver and perform its obligations to such Fronting Bank under this Agreement; and (ii) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with the terms hereof, except as such enforceability may be limited by applicable bank organization, moratorium, conservatorship or other laws now or hereafter in effect affecting the enforcement of creditors rights in general and the rights of creditors of banks, and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).
(p)    [Reserved].

(q)    Successor Fronting Bank. Any Fronting Bank may resign at any time by giving written notice thereof to the Lenders, the other Fronting Banks and the Borrower, as long as such Fronting Bank has no Letters of Credit outstanding under this Agreement. Upon such resignation, the Borrower may designate one or more Lenders as Fronting Banks to replace the retiring Fronting Bank. If a Fronting Bank has any Letters of Credit outstanding under this Agreement and delivers a written notice of its intent to resign to the Lenders, the other Fronting Banks and the Borrower, such Fronting Bank shall continue to honor its obligations under this Agreement, but shall have no obligation to issue any new Letter of Credit. Upon receipt of such notice of intent to resign, the Borrower and such Fronting Bank may agree to replace or terminate the outstanding Letters of Credit issued by such Fronting Bank and to designate one or more Lenders as Fronting Banks to replace such Fronting Bank.
SECTION 2.05.    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the amount of such Lender’s Available Commitment at such time from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender, payable quarterly in arrears, fifteen (15) Business Days after the last day of each March, June, September and December during such period, and on such Termination Date, at the rate per annum set forth below determined by reference to the Reference Ratings of the Borrower from time to time in effect (and, solely in the case that there are no Reference Ratings, (x) at any time prior to the Funding Availability Date, the rate shall be at Level 4 and (y) at any time on or following the Funding Availability Date, the rate shall be at Level 6):

BASIS FOR PRICING	LEVEL 1 Reference Ratings at least A- by S&P or A3 by Moody’s	LEVEL 2 Reference Ratings lower than Level 1 but at least BBB+ by S&P or Baa1 by Moody’s	LEVEL 3 Reference Ratings lower than Level 2 but at least BBB by S&P or Baa2 by Moody’s	LEVEL 4 Reference Ratings lower than Level 3 but at least BBB- by S&P or Baa3 by Moody’s	LEVEL 5 Reference Ratings lower than Level 4 but at least BB+ by S&P or Ba1 by Moody’s	LEVEL 6 Reference Ratings lower than Level 5
Commitment Fee	0.125%	0.175%	0.225%	0.275%	0.350%	0.50%
For purposes of the foregoing, (i) if there is a difference of one level in Reference Ratings of S&P and Moody’s and the higher of such Reference Ratings falls in Level 1, Level 2, Level 3, Level 4 or Level 5, then the higher Reference Rating will be used to determine the commitment fee, and (ii) if there is a difference of more than one level in Reference Ratings of S&P and Moody’s, the Reference Rating that is one level above the lower of such Reference Ratings will be used to determine the commitment fee, unless the lower of such Reference Ratings falls in Level 6, in which case the lower of such Reference Ratings will be used to determine the commitment fee. If there exists only one Reference Rating, such Reference Rating will be used to determine the commitment fee. Any increase or decrease in the commitment fee resulting from a change in the Reference Rating shall become effective on the third (3rd) Business Day following such change in the Reference Rating.
(b)    The Borrower agrees to pay the fees payable by the Borrower in such amounts and payable on such terms as set forth in the Fee Letters.
(c)    The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders, a fee in an amount equal to the then Applicable Margin for Term Benchmark Advances and RFR Advances for the Borrower multiplied by the Stated Amount of each Letter of Credit issued for the account of the Borrower, in each case for the number of days that such Letter of Credit is issued and outstanding, on the fifteenth (15th) Business Day following the end of each March, June, September and December and on the date any Letter of Credit expires.
(d)    The Borrower agrees to pay to each Fronting Bank, for its own account, certain fees payable by the Borrower in such amounts and payable on such terms as set forth in the Fee Letter to which such Fronting Bank is a party.
SECTION 2.06.    Adjustment of the Commitments.
(a)    Commitment Reduction. The Borrower shall have the right, upon at least two Business Days’ notice to the Administrative Agent, to terminate in whole or, upon same day notice, from time to time to permanently reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $5,000,000 or in an integral multiple of $1,000,000 in excess thereof; provided, further, that the Commitments may not be reduced to an amount that is less than the aggregate Stated Amount of outstanding Letters of Credit. Subject to the foregoing, any reduction of the Commitments to an amount below $35,000,000 shall also result in a reduction of the L/C Commitment Amount to the extent of such deficit (with automatic reductions in the amount of each L/C Fronting Bank Commitment ratably in proportion to the amount of such reduction of the L/C Commitment Amount). Each such notice of termination or reduction shall be irrevocable. Without limiting subsection (b) below, any Commitment reduced or terminated pursuant to this subsection (a) may not be reinstated.
(b)    Commitment Increase. (i)     On any date prior to the latest Termination Date, the Borrower may increase the aggregate amount of the Commitments by an amount not less than $5,000,000 for any such increase but not more than $50,000,000 (the “Maximum Accordion Amount”) for all such increases (any such increase, a “Commitment Increase”) by designating one or more of the existing Lenders or one or more Affiliates thereof (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or one or more other Persons that at the time agree, in the case of any existing Lender, to increase its Commitment (an “Increasing Lender”) and, in the case of any other Person or an Affiliate of a Lender (an “Additional Lender”), to become a party to this Agreement; provided that (i) each Additional Lender shall be acceptable to the Administrative Agent, and each Increasing Lender and each Additional Lender shall be acceptable to the Fronting Banks, (ii) the allocations of the Commitment Increase among the Increasing Lenders shall be determined by the Administrative Agent in consultation with the Borrower, and (iii) the amount of the Commitment of each Additional Lender shall not be less than $3,000,000. The sum of the increases in the Commitments of the Increasing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not exceed the amount of the Commitment Increase. The Borrower shall provide prompt notice of any proposed Commitment Increase pursuant to this Section 2.06(b) to the Administrative Agent, which shall promptly provide a copy of such notice to the Lenders and the Fronting Banks.
(i)    Any Commitment Increase shall become effective upon (A) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the new Commitment of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, (B) the funding by each Lender of the Advance(s) to be made by each such Lender described in paragraph (iii) below, (C) receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of an Authorized Officer of the Borrower stating that both before and after giving effect to such Commitment Increase (1) no Event of Default has occurred and is continuing and (2) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (or in the case of any representation or warranty already qualified by materiality, true and correct in all respects) and (D) receipt by the Administrative Agent of a certificate of the Secretary or an Assistant Secretary of the Borrower, in each case, certifying, with respect to itself, that attached thereto are true and correct copies of (1) the resolutions of the Board of Directors (or appropriate committee thereof) of the Borrower approving such Commitment Increase and (2) all governmental and regulatory authorizations and approvals required to be obtained by the Borrower for such Commitment Increase.
(ii)    Upon the effective date of any Commitment Increase, the Borrower shall prepay the outstanding Advances (if any) in full, and shall simultaneously make new Advances hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Advances are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase). Prepayments made under this paragraph (iii) shall not be subject to the notice requirements of Section 2.12.
(iii)    Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Advances on such date pursuant to paragraph (iii) above, all calculations and payments of the commitment fee, Letter of Credit fees and interest on the Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.
SECTION 2.07.    Repayment of Advances.

The Borrower agrees to repay the principal amount of each Advance made by each Lender to the Borrower no later than the earlier of (i) 364 days after the date such Advance is made and (ii) the latest Termination Date applicable to such Lender; provided, however, that if the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent (including, without limitation, certified copies of governmental approvals and legal opinions) that the Borrower is authorized under Applicable Law to incur Indebtedness hereunder maturing more than 364 days after the date of incurrence of such Indebtedness, the Borrower shall repay each Advance made to it by a Lender no later than the latest Termination Date applicable to such Lender.
SECTION 2.08.    Interest on Advances.
The Borrower agrees to pay interest on the unpaid principal amount of each Advance made by each Lender to the Borrower from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum, subject to Section 2.15(f):
(a)    Alternate Base Rate Advances. If such Advance is an Alternate Base Rate Advance, a rate per annum equal at all times to the Alternate Base Rate in effect from time to time plus the Applicable Margin for such Alternate Base Rate Advance in effect from time to time, payable quarterly in arrears on the last day of each March, June, September and December, on the Termination Date applicable to such Lender and on the date such Alternate Base Rate Advance shall be Converted or be paid in full and as provided in Section 2.12; and
(b)    Term Benchmark Advances. If such Advance is a Term Benchmark Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Adjusted Term SOFR Rate for such Interest Period plus the Applicable Margin for such Term Benchmark Advance in effect from time to time, payable on the last day of each Interest Period applicable to the Borrowing of which such Advance is a part (and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period), on the Termination Date applicable to such Lender and on the date such Term Benchmark Advance shall be Converted or be paid in full and as provided in Section 2.12.
(c)    RFR Advances. If such Advance is an RFR Advance, a rate per annum equal at all times to the sum of Adjusted Daily Simple SOFR plus the Applicable Margin for such RFR Advance in effect from time to time, payable on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Advance (or, if there is no such numerically corresponding day in such month, then the last day of such month), on the Termination Date applicable to such Lender and on the date such RFR Advance shall be Converted or be paid in full and as provided in Section 2.12.
SECTION 2.09.    Additional Interest on Advances.
The Borrower agrees to pay to each Lender, so long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Term Benchmark Advance made by such Lender to the Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Adjusted Term SOFR Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Adjusted Term SOFR Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance; provided, that no Lender shall be entitled to demand additional interest under this Section 2.09 more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such additional interest to the extent that such additional interest relates to the retroactive application by the Federal Reserve Board of any regulation described above if such demand is made within 90 days after the implementation of such retroactive regulation. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.10.    Interest Rate Determination.
(a)    The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a) or (b).
(b)    [Reserved].
(c)    Upon the occurrence and during the continuance of any Event of Default, (i) each Term Benchmark Advance (or, if applicable, RFR Advance) will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Advance, and (ii) the obligation of the Lenders to make or to Convert Advances into, Term Benchmark Advances (or, if applicable, RFR Advances) shall be suspended.
SECTION 2.11.    Conversion of Advances.
(a)    Voluntary. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (New York time) on the third U.S. Government Securities Business Day prior to the date of any proposed Conversion into Term Benchmark Advances (or, if applicable, not later than 11:00 a.m. (New York time) on the fifth U.S. Government Securities Business Day prior to the date of any proposed Conversion into RFR Advances), and on the date of any proposed Conversion into Alternate Base Rate Advances, and subject to the provisions of Sections 2.10, 2.14 and 2.23, Convert all Advances of one Type made to the Borrower in connection with the same Borrowing into Advances of another Type or Types or Advances of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Term Benchmark Advances into Advances of another Type or Advances of the same Type having the same or new Interest Periods, shall be made on, and only on, the last day of an Interest Period for such Term Benchmark Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such Conversion. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Term Benchmark Advances, the duration of the Interest Period for each such resulting Advance.
(b)    Mandatory. If the Borrower shall fail to select the Type of any Advance for any Borrowing comprising Term Benchmark Advances (or, if applicable, RFR Advances) or the duration of any Interest Period for any Borrowing comprising Term Benchmark Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.11(a), or if any proposed Conversion of a Borrowing that is to comprise Term Benchmark Advances (or, if applicable, RFR Advances) upon Conversion shall not occur as a result of the circumstances described in subsection (c) below, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor (or, with respect to RFR Advances, on the interest payment date applicable thereto pursuant to Section 2.08(c)), Convert into Alternate Base Rate Advances.
(c)    Failure to Convert. Each notice of Conversion given by the Borrower pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. In the case of any Borrowing that is to comprise Term Benchmark Advances (or, if applicable, RFR Advances) upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of such Conversion to occur pursuant to the provisions of Section 2.10(c), including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund such Advances upon such Conversion, when such Conversion does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing by the Borrower to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.
SECTION 2.12.    Prepayments.
(a)    Optional. The Borrower may at any time prepay the outstanding principal amounts of the Advances made to the Borrower as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid, upon notice thereof given to the Administrative Agent by the Borrower not later than 11:00 a.m. (New York time) (i) on the date of any such prepayment in the case of Alternate Base Rate Advances and (ii) (x) on the third (3rd) U.S. Government Securities Business Day prior to any such prepayment in the case of Term Benchmark Advances, or (y) if applicable, on the fifth U.S. Government Securities Business Day prior to any such prepayment in the case of Term Benchmark Advances; provided, however, that (x) each partial prepayment of any Borrowing shall be in an aggregate principal amount not less than $5,000,000 and (y) in the case of any such prepayment of a Term Benchmark Advance (or, if applicable, an RFR Advance), the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such prepayment.

(b)    Mandatory. If and to the extent that the Outstanding Credits on any date hereunder shall exceed the aggregate amount of the Commitments hereunder on such date, the Borrower agrees to (A) prepay on such date a principal amount of Advances and/or (B) pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to all or a portion of the amount available for drawing under the Letters of Credit outstanding at such time, which prepayment under clause (A) and payment under clause (B) shall, when taken together result in the amount of Outstanding Credits minus the amount paid to the Administrative Agent pursuant to clause (B) being less than or equal to the aggregate amount of the Commitments hereunder on such date. Any prepayment of Advances shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and, in the case of any such prepayment of Term Benchmark Advances (or, if applicable, RFR Advances), the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.05(b).
SECTION 2.13.    Increased Costs.
(a)    If, due to any Change in Law, there shall be any increase in the cost (other than in respect of Taxes, which are addressed exclusively in Section 2.16) to any Lender of agreeing to make or making, funding or maintaining Term Benchmark Advances (or, if applicable, RFR Advances) or any increase in the cost to any Fronting Bank or any Lender of issuing, maintaining or participating in Letters of Credit, then the Borrower shall from time to time, upon demand by such Lender or such Fronting Bank (as the case may be) (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such Fronting Bank (as the case may be) additional amounts sufficient to compensate such Lender or such Fronting Bank (as the case may be) for such increased cost. A certificate as to the amount of such increased cost and the basis therefor, submitted to the Borrower and the Administrative Agent by such Lender or such Fronting Bank (as the case may be), shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender or any Fronting Bank determines that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Fronting Bank (as the case may be) or any corporation controlling such Lender or such Fronting Bank (as the case may be) and that the amount of such capital or liquidity is increased by or based upon the existence of (i) such Lender’s commitment to lend or participate in Letters of Credit hereunder and other commitments of this type or (ii) the Advances made by such Lender or (iii) the participations in Letters of Credit acquired by such Lender or (iv) in the case of any Fronting Bank, such Fronting Bank’s commitment to issue, maintain and honor drawings under Letters of Credit hereunder, or (v) the honoring of Letters of Credit by any Fronting Bank hereunder, then, upon demand by such Lender or such Fronting Bank (as the case may be) (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender or such Fronting Bank (as the case may be), from time to time as specified by such Lender or such Fronting Bank (as the case may be), additional amounts sufficient to compensate such Lender, such Fronting Bank or such corporation in the light of such circumstances, to the extent that such Lender or such Fronting Bank (as the case may be) determines such increase in capital or liquidity to be allocable to (i) in the case of such Lender, the existence of such Lender’s commitment to lend hereunder or the Advances made by such Lender or (ii)  the participations in Letters of Credit acquired by such Lender or (iii) in the case of any Fronting Bank, such Fronting Bank’s Commitment to issue, maintain and honor drawings under Letters of Credit hereunder, or (iv) the honoring of Letters of Credit by any Fronting Bank hereunder. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender or such Fronting Bank (as the case may be) shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.
(c)    Failure or delay on the part of any Lender or Fronting Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or Fronting Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Fronting Bank pursuant to this Section 2.13 for any increased costs or additional amounts incurred more than 180 days prior to the date that such Lender or Fronting Bank notifies the Borrower of such Lender’s or Fronting Bank’s intention to claim such compensation (except that, if such Change in Law giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(d)    The Borrower’s obligations under this Section 2.13 shall survive (x) the repayment of all amounts owing to the Lenders, the Fronting Banks and the Administrative Agent under this Agreement and any Note, (y) the termination of the Commitments, the commitments of the Fronting Banks hereunder and any Letters of Credit and (z) the termination of this Agreement, in each case to the extent such obligations were incurred prior to such repayment and termination.
SECTION 2.14.    Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make Term Benchmark Advances (or, if applicable, RFR Advances) or to fund or maintain Term Benchmark Advances (or, if applicable, RFR Advances) hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Term Benchmark Advances (or, if applicable, RFR Advances) shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Term Benchmark Advances (or, if applicable, RFR Advances) of all Lenders then outstanding, together with interest accrued thereon, unless (A) the Borrower, within five U.S. Government Securities Business Days of notice from the Administrative Agent, Convert all Term Benchmark Advances (or, if applicable, RFR Advances) of all Lenders then outstanding into Advances of another Type in accordance with Section 2.11 or (B) the Administrative Agent notifies the Borrower that the circumstances causing such prepayment no longer exist. Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under this Section 2.14 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
SECTION 2.15.    Payments and Computations.
(a)    The Borrower shall make each payment hereunder and under any Note not later than 12:00 p.m. (New York time) on the day when due in Dollars to the Administrative Agent or, with respect to payments made in respect of Reimbursement Obligations, to the applicable Fronting Bank, at its address referred to in Section 8.02 in same day funds, without set-off, counterclaim or defense and any such payment to the Administrative Agent or any Fronting Bank (as the case may be) shall constitute payment by the Borrower hereunder or under any Note, as the case may be, for all purposes, and upon such payment the Lenders shall look solely to the Administrative Agent or such Fronting Bank (as the case may be) for their respective interests in such payment. The Administrative Agent or such Fronting Bank (as the case may be) will promptly after any such payment cause to be distributed like funds relating to the payment of principal or interest or commitment fees or Reimbursement Obligations ratably (other than amounts payable pursuant to Section 2.02(c), 2.05, 2.09, 2.11(c), 2.13, 2.16, 2.21 or 8.05(b)) (according to the Lenders’ respective Percentages) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.08(d), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent and each Fronting Bank shall make all payments hereunder and under any Note in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    The Borrower hereby authorizes each Lender and each Fronting Bank, if and to the extent payment owed to such Lender or such Fronting Bank (as the case may be) is not made by the Borrower to the Administrative Agent or such Fronting Bank (as the case may be) when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts (other than any payroll account maintained by the Borrower with such Lender or such Fronting Bank (as the case may be) if and to the extent that such Lender or such Fronting Bank (as the case may be) shall have expressly waived its set-off rights in writing in respect of such payroll account) with such Lender or such Fronting Bank (as the case may be) any amount so due.
(c)    All computations of interest based on the Alternate Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of commitment fees and of interest based on the Term SOFR Rate, Daily Simple SOFR (if applicable) or the Federal Funds Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.09 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such commitment fees or interest are payable. Each determination by the Administrative Agent (or, in the case of Section 2.09, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d)    Whenever any payment hereunder or under any Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fees, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
(f)    The principal amount of any Advance (or any portion thereof) payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the rate otherwise applicable to such Advance plus 2% per annum, payable upon demand. Any other amount payable by the Borrower hereunder or under any Note that is not paid when due (whether at stated maturity, by acceleration or otherwise) shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times to the rate of interest applicable to Alternate Base Rate Advances plus 2% per annum, payable upon demand.
(g)    To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Fronting Bank or any Lender, or the Administrative Agent, any Fronting Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Fronting Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or other similar law now or hereafter in effect or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender and each Fronting Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Fronting Banks under clause (ii) of the preceding sentence shall survive the payment in full of any amounts hereunder and the termination of this Agreement.
SECTION 2.16.    Taxes.
(a)    Defined Terms. For purposes of this Section 2.16, (i) the term “Applicable Law” includes FATCA and (ii) the term “Lender” includes any Fronting Bank.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the

Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.08(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.16, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed copies of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E -2 or Exhibit E -3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E -4 on behalf of each such direct and indirect partner;

(C)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    On or before the date on which the Administrative Agent (including any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two executed copies of either (a) IRS Form W-9 or (b) with respect to amounts received on its own account, IRS Form W-8ECI and with respect to amounts received on account of any Lender, IRS Form W-8IMY certifying that it is a U.S. branch that has agreed to be treated as a U.S. Person for U.S. federal tax purposes or a qualified intermediary that has agreed to assume primary withholding obligations for Chapter 3 and Chapter 4 of the Code with respect to payments received by it from the Borrower in its capacity as Administrative Agent, as applicable.
(i)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 2.17.    Sharing of Payments, Etc.
(a)    If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it or participations in Letters of Credit acquired by it (other than pursuant to Section 2.02(c), 2.09, 2.11(c), 2.13, 2.16, 2.21 or 8.05(b)) in excess of its ratable share of payments on account of the Advances or Letters of Credit (as the case may be) obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them or participations in Letters of Credit acquired by them (as the case may be) as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.17 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(b)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c) or 2.04(j), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or any Fronting Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.18.    Noteless Agreement; Evidence of Indebtedness.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Borrower thereof, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(c)    Subject to Section 8.08(c), the entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.
(d)    Any Lender may request that its Advances be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.08) be represented by one or more Notes payable to the payee named therein, or to its registered assigns pursuant to Section 8.08, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Borrowings once again be evidenced as described in subsections (a) and (b) above.
SECTION 2.19.    Extension of Termination Date.
(a)    The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not earlier than 60 days prior to any anniversary of the Closing Date (the “Anniversary Date”) but no later than 30 days prior to such Anniversary Date (the date of delivery of any such notice being the “Borrower Extension Notice Date”), request that each

Lender extend such Lender’s Termination Date for an additional one year after the Termination Date then in effect for such Lender hereunder (the “Existing Termination Date”). The Borrower may request no more than two extensions pursuant to this Section 2.19.
(b)    Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the applicable Anniversary Date and not later than the date (the “Lender Extension Notice Date”) that is 20 days prior to the applicable Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Existing Termination Date (a “Nonconsenting Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Extension Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Extension Notice Date shall be deemed to be a Nonconsenting Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)    The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.19 no later than the date 15 days prior to the applicable Anniversary Date, or, if such date is not a Business Day, on the next preceding Business Day (the “Specified Date”).
(d)    The Borrower shall have the right on or before the fifth Business Day after the Specified Date to replace each Nonconsenting Lender (i) with an existing Lender, and/or (ii) by adding as “Lenders” under this Agreement in place thereof, one or more Persons (each Lender in clauses (i) and (ii), an “Additional Commitment Lender”), in each case, with the approval of the Administrative Agent and the Fronting Banks (which approvals shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Specified Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date); provided that the aggregate amount of the Commitments for all Additional Commitment Lenders shall be no more than the aggregate amount of the Commitments of all Nonconsenting Lenders.
(e)    If (and only if) the aggregate amount of the Commitments of the Lenders that have agreed to extend their Existing Termination Dates plus the aggregate additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Specified Date, then, effective as of the Specified Date, the Existing Termination Date of each Lender agreeing to an extension and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Termination Date, and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)    Notwithstanding the foregoing, the extension of a Lender’s Existing Termination Date pursuant to this Section 2.19 shall be effective with respect to such Lender on the Specified Date but only if (i) the following statements shall be true: (A) no event has occurred and is continuing, or would result from the extension of the Existing Termination Date, that constitutes an Event of Default or an Unmatured Default and (B) the representations and warranties contained in Section 4.01 are correct in all material respects (or in the case of any such representation or warranty already qualified by materiality, true and correct in all respects) on and as of the Specified Date, before and after giving effect to such extension, as though made on and as of such date, except for those made specifically as of another date, in which case such representations and warranties shall be true as of such other date, provided that, for purposes of the representations and warranties in Sections 4.01(f) and the last sentence of 4.01(g), the Disclosure Documents shall include all the SEC filings made by FE and the Borrower prior to the Borrower Extension Notice Date and (ii) on or prior to the Specified Date the Administrative Agent shall have received the following, each dated the Specified Date and in form and substance satisfactory to the Administrative Agent: (x) a certificate of an Authorized Officer of the Borrower to the effect that as of the Specified Date the statements set forth in clauses (A) and (B) above are true, (y) certified copies of the resolutions of the Board of Directors of the Borrower authorizing such extension and the performance of this Agreement on and after the Specified Date, and of all documents evidencing other necessary corporate action and Governmental Action with respect to this Agreement and such extension of the Existing Termination Date and (z) an opinion of counsel to the Borrower, as to such matters related to the foregoing as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request.
(g)    Subject to subsection (d) above, the Commitment of any Nonconsenting Lender shall automatically terminate on its Existing Termination Date (without regard to any extension by any other Lender).
(h)    Each Fronting Bank may, in its sole discretion, elect not to serve in such capacity following any extension of the Termination Date; provided that, (i) the Borrower and the Administrative Agent may appoint a replacement for any such resigning Fronting Bank and (ii) the extension of the Termination Date may become effective without regard to whether such replacement is found.
SECTION 2.20.    [Reserved].
SECTION 2.21.    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the Percentage of such Defaulting Lender in the unused portion of the Commitments pursuant to Section 2.05(a);
(b)    any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from such Defaulting Lender pursuant to Section 8.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Fronting Bank hereunder; third, to cash collateralize the Fronting Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with this Section 2.21; fourth, as the Borrower may request (so long as no Unmatured Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) cash collateralize future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section 2.21; sixth, to the payment of any amounts owing to the Lenders, or the Fronting Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, or Fronting Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Unmatured Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations are held by the Lenders pro rata in accordance with their respective Percentages without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this subsection (e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)    the Commitment and Outstanding Credits of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 8.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(d)    if any Letter of Credit or Reimbursement Obligation is outstanding at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the L/C Obligations of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Outstanding Credits to exceed its Commitment;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Fronting Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner consistent with Section 6.01 as set forth therein with respect to the Letter of Credit Cash Cover for so long as such L/C Obligations are outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(c) or Section 2.05(d) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations is cash collateralized;
(iv)    if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.05(a), Section 2.05(c) and Section 2.05(d) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)    if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Fronting Bank or any other Lender hereunder, all fees payable under Section 2.05(c) and Section 2.05(d) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Fronting Banks until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and
(e)    so long as such Lender is a Defaulting Lender, no Fronting Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(d), and L/C Obligations related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(d)(i) (and such Defaulting Lender shall not participate therein).
If a Bankruptcy Event or a Bail-In Action with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue, no Fronting Bank shall be required to issue, amend or increase any Letter of Credit, unless the Fronting Banks shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Fronting Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower and each Fronting Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances in accordance with its Percentage.
SECTION 2.22.    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office.
(i)    If any Lender requests compensation from the Borrower under Section 2.13, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.16, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
(ii)    Any Lender that becomes aware of circumstances that would permit such Lender to notify the Administrative Agent of any illegality under Section 2.14 shall use its commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.
(iii)    The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.13 or delivers any notice to the Administrative Agent pursuant to Section 2.14 resulting in the suspension of obligations of the Lenders with respect to Term Benchmark Advances (or, if applicable, RFR Advances), or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.22(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.08(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.13, 2.14 or 2.16) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.08(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal amount of its Advances, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.05(b)) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.23.    Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.23, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR; or
(ii)    the Administrative Agent is advised by the Majority Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Borrowing for such Interest Period or (B) at any time, Adjusted Daily Simple SOFR will not adequately and fairly reflect the cost to such

Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice of Conversion in accordance with the terms of Section 2.11 or a new Notice of Borrowing in accordance with the terms of Section 2.02(a), (1) a notice of Conversion in accordance with Section 2.11 that requests the Conversion of any Borrowing to a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be a request for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.23(a)(i) or (ii) above or (y) an Alternate Base Rate Borrowing if the Adjusted Daily Simple SOFR also is the subject of Section 2.23(a)(i) or (ii) above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing, as applicable, for an Alternate Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Advance or RFR Advance is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.23(a) with respect to a Relevant Rate applicable to such Term Benchmark Advance or RFR Advance, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new notice of Conversion in accordance with the terms of Section 2.11 or a new Notice of Borrowing in accordance with the terms of Section 2.02(a), (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.23(a)(i) or (ii) above or (y) an Alternate Base Rate Advance if the Adjusted Daily Simple SOFR also is the subject of Section 2.23(a)(i) or (ii) above, on such day, and (2) any RFR Advance shall on and from such day be converted by the Administrative Agent to, and shall constitute an Alternate Base Rate Advance.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders.
(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement and (3) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (1) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (2) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.23, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.23.
(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark

Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (A) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) an Alternate Base Rate Borrowing if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Advance or RFR Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Advance or RFR Advance, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.23, (1) any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an Alternate Base Rate Advance if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) if applicable, any RFR Advance shall on and from such day be converted by the Administrative Agent to, and shall constitute an Alternate Base Rate Advance.
ARTICLE III
CONDITIONS TO CLOSING AND TO LENDING AND ISSUING LETTERS OF CREDIT
SECTION 3.01.    Conditions Precedent to Closing Date.
This Agreement shall become effective on the first date on which each of the following conditions precedent have been satisfied:
(a)    The Administrative Agent shall have received the following, each dated the same date, in form and substance satisfactory to the Administrative Agent and (except for any Note) with one copy for each Fronting Bank and each Lender:
(i)    This Agreement, duly executed by each of the parties hereto, and Notes requested by any Lender pursuant to Section 2.18(d), duly completed and executed by the Borrower and payable to such Lender;
(ii)    Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement and the other Loan Documents to which it is, or is to be, a party and of all documents evidencing any other necessary corporate action with respect to this Agreement and such Loan Documents;
(iii)    A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which the Borrower is, or is to become, a party and the other documents to be delivered hereunder and (B) that attached thereto are true and correct copies of the Organizational Documents of the Borrower, in each case as in effect on such date;
(iv)    Forecasts of consolidated balance sheets and statements of income of the Borrower and its Subsidiaries for each fiscal year ending after such date until the third (3rd) anniversary of such date (the “Projections”);
(v)    An opinion of Jones Day, special counsel for the Borrower;
(vi)    A certificate of an Authorized Officer of the Borrower certifying the satisfaction of the conditions specified in Section 3.03(i) with respect to the Borrower; and
(vii)    Such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent, any Fronting Bank or any other Lender may reasonably request, all in form and substance satisfactory to the Administrative Agent, such Fronting Bank or such other Lender (as the case may be).
(b)    The Administrative Agent shall have received the Fee Letters, duly executed by each of the parties thereto.
(c)    The Borrower shall have paid, or caused to be paid, all of the fees payable in accordance with the Fee Letters.
(d)    The Administrative Agent shall have received all documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (including, for the avoidance of doubt, Beneficial Ownership Certifications), to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the date hereof.
SECTION 3.02.    Conditions Precedent to Initial Extension of Credit
    The obligation of each Lender to make its initial Advance to the Borrower, and the obligation of each Fronting Bank to issue its initial Letter of Credit, are subject to the conditions precedent that on or before the date of any such Extension of Credit:
(a)    The Transfer shall have occurred.
(b)    The Administrative Agent shall have received the following, in form and substance satisfactory to the Administrative Agent and with one copy for each Fronting Bank and each Lender:
(i)    Certified copies of all necessary governmental and regulatory authorizations and approvals (including the Borrower’s Approval) required for the due execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents;

(ii)    A certificate of an Authorized Officer of the Borrower certifying that the Transfer shall have occurred;
(iii)    Evidence that the Borrower maintains at least two of the following issuer and corporate family ratings: BBB- or higher by Fitch, Baa3 or higher by Moody’s and BBB- or higher by S&P; and
(iv)    A certificate of an Authorized Officer of the Borrower (A) attaching copies of the Borrower’s unaudited consolidated balance sheet as of the last day of the most recent fiscal quarter ended immediately prior to the Funding Availability Date and the related consolidated statements of income, retained earnings and cash flows for the three-month period then ended, prepared in accordance with GAAP (but, in the case of such statements that are unaudited, subject to year-end adjustments and the exclusion of detailed footnotes) and (B) certifying that the financial statements and other documents delivered under this clause (iv) are consistent, in all material respects, with the Projections.
SECTION 3.03.    Conditions Precedent to Each Extension of Credit.
The obligation of each Lender to make an Advance to the Borrower as part of any Borrowing (including the initial Borrowing) that would increase the aggregate principal amount of Advances outstanding hereunder, and the obligation of each Fronting Bank to issue, amend, extend or renew a Letter of Credit (including the initial Letter of Credit for the account of the Borrower), in each case, as part of an Extension of Credit, shall be subject to the further conditions precedent that on the date of such Extension of Credit:
(i)    The following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Letter of Credit Request and the acceptance by the Borrower of the proceeds of such Borrowing or the acceptance of a Letter of Credit by the Beneficiary thereof, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):
(A)    The representations and warranties of the Borrower contained in Section 4.01 with respect to any Extension of Credit following the initial Extension of Credit are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date (other than, as to any such representation or warranty that by its terms refers to a specific date other than the date of such Extension of Credit, in which case, such representation and warranty shall be true and correct as of such specific date);
(B)    No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Default with respect to the Borrower;
(C)    Immediately following such Extension of Credit, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment, (3) the aggregate principal amount of Advances outstanding shall not exceed the amounts authorized under the Borrower’s Approval and (4) if such Extension of Credit relates to a Letter of Credit, the Stated Amount thereof, when aggregated with (x) the Stated Amount of each other Letter of Credit that is outstanding or with respect to which a Letter of Credit Request has been received and (y) the outstanding Reimbursement Obligations, shall not exceed the L/C Commitment Amount; and
(D)    No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom, that constitutes a Specified Event.
(ii)    The Borrower shall have delivered to the Administrative Agent a duly executed Notice of Borrowing.
(iii)    The Borrower shall have delivered to the Administrative Agent copies of such other approvals and documents as the Administrative Agent, any Fronting Bank or any other Lender (through the Administrative Agent) may reasonably request.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01.    Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:
(a)    Existence and Power. It is a corporation or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, is duly qualified to do business as a foreign corporation or limited liability company in and is in good standing under the laws of each state in which the ownership of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect with respect to the Borrower, and has all corporate or limited liability company powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to do so, in each case, would not reasonably be expected to have a Material Adverse Effect.
(b)    Due Authorization. The execution, delivery and performance by it of each Loan Document to which it is, or is to become, a party, have been duly authorized by all necessary corporate action on its part and do not, and will not, require the consent or approval of its shareholders or members, as the case may be, other than such consents and approvals as have been duly obtained, given or accomplished.
(c)    No Violation, Etc. Neither the execution, delivery or performance by it of this Agreement or any other Loan Document to which it is, or is to become, a party, nor the consummation by it of the transactions contemplated hereby or thereby, nor compliance by it with the provisions hereof or thereof, contravenes or will contravene, or results or will result in a breach of, any of the provisions of its Organizational Documents, any Applicable Law, or any indenture, mortgage, deed of trust, lease, license or any other agreement or instrument to which it or any of its Subsidiaries is party or by which its property or the property of any of its Subsidiaries is bound, or results or will result in the creation or imposition of any Lien upon any of its property or the property of any of its Subsidiaries except as provided herein, except to the extent such contravention or breach, or the creation or imposition of any such Lien, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Borrower. The Borrower and each of its Subsidiaries is in compliance with all laws (including, without limitation, ERISA and Environmental Laws), regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Borrower.
(d)    Governmental Actions. No Governmental Action is or will be required in connection with the execution, delivery or performance by it, or the consummation by it of the transactions contemplated by this Agreement or any other Loan Document to which it is, or is to become, a party other than the Borrower’s Approval, as applicable, which has been duly issued and is in full force and effect.
(e)    Execution and Delivery. This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject, however, to the application by a court of general principles of equity and to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
(f)    Litigation. Except as disclosed in the Disclosure Documents, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding (including, without limitation, any proceeding relating to or arising out of Environmental Laws) affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that would reasonably be expected to have a Material Adverse Effect with respect to the Borrower.
(g)    Financial Statements; Material Adverse Change.
(i)    Following delivery thereof hereunder, the financial statements delivered pursuant to Section 3.02(iv)(A) present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the indicated

dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on the indicated dates, all in accordance with GAAP consistently applied (in the case of such statements that are unaudited, subject to year-end adjustments and the exclusion of detailed footnotes).
(ii)    As of the Closing Date, all material written information (other than the Projections, financial estimates, forecasts and forward-looking information and information of a general economic or industry-specific nature and all third party memos or reports (excluding the information on which such memos and reports are based to the extent such information is provided by the Borrower or any of its Affiliates)) furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document entered into on the Closing Date or included therein or delivered pursuant thereto, when taken as a whole, did not, when so delivered, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto). The Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time prepared and when furnished (it being recognized that such Projections are as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of the Borrower, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from projected results and such differences may be material).
(iii)    Except as disclosed in the Disclosure Documents, there has been no change, event or occurrence since the Closing Date that has had a Material Adverse Effect with respect to the Borrower.
(h)    ERISA. Except as would not reasonably be expected to have a Material Adverse Effect:
(i)    No Plan is in at-risk status within the meaning of Section 430 of the Code or Section 303 of ERISA and no Multiemployer Plan is endangered or in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA.
(ii)    No failure to (A) meet the minimum funding standard of Section 303 of ERISA with respect to any Plan, (B) timely make a required installment under Section 430(j) of the Code with respect to any Plan, or (C) make any required contribution to a Multiemployer Plan has occurred.
(iii)    No Termination Event has occurred or is reasonably expected to occur with respect to any Plan.
(iv)    Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each Plan, copies of which have been filed with the Department of Labor and furnished (or made available) to the Lenders, (A) is complete and accurate, (B) fairly presents the funding status of such Plan, and (C) since the date of such Schedule SB there has been no change in such funding status.
(v)    Neither it nor any member of the Controlled Group has incurred or reasonably expects to incur any withdrawal liability under ERISA with respect to any Multiemployer Plan.
(vi)    No Multiemployer Plan is insolvent and no action has been taken to terminate any Multiemployer Plan under Section 4041A of ERISA.
(i)    Margin Stock. After applying the proceeds of each Extension of Credit, not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 5.03(a) or (b) will consist of or be represented by Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(j)    Investment Company. The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(k)    No Event of Default. No event has occurred and is continuing that constitutes an Event of Default or an Unmatured Default in each case with respect to the Borrower.
(l)    No Material Misstatements. The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Administrative Agent, any Fronting Bank or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby, when taken together with the Disclosure Documents, do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect.
(m)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and Sanctions in all respects by the Covered Entities and their respective directors, officers, employees and agents under the control and acting on behalf of the Covered Entities. The Covered Entities are in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the regulations promulgated by OFAC (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive orders relating thereto, and (ii) the Patriot Act. The Covered Entities and their respective officers and employees and, to the knowledge of the Borrower, the Covered Entities’ directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, except for the Noncompliance Event. None of the Covered Entities or any of their respective directors, officers or employees or, to the knowledge of the Borrower, any agent of the Covered Entities (i) is a Sanctioned Person, (ii) has assets located in Sanctioned Countries in violation of applicable Sanctions, (iii) does business in or with, or derives its operating income from investments in, or transactions with, Sanctioned Persons or (iv) does business in or with, or derives its operating income from investments in, or transactions with, Sanctioned Countries. No Borrowing, no Letter of Credit or use of proceeds thereof will violate Anti-Corruption Laws or applicable Sanctions.
(n)    Affected Financial Institutions. The Borrower is not an Affected Financial Institution.
(o)    Beneficial Ownership Certification. The information included in the most recent Beneficial Ownership Certification delivered by the Borrower to the Administrative Agent and the Lenders is true and correct in all respects.
(p)    Taxes. The Borrower and each of its Subsidiaries have filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
ARTICLE V
COVENANTS OF THE BORROWER
SECTION 5.01.    Affirmative Covenants of the Borrower.
Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid, any Letter of Credit shall remain outstanding or any Lender shall have any Commitment hereunder, the Borrower will:
(a)    Preservation of Corporate Existence, Etc. (i) Without limiting the right of the Borrower to merge with or into or consolidate with or into any other corporation or entity in accordance with the provisions of Section 5.03(c), preserve and maintain its corporate or limited liability company (as the case may be) existence under the laws of a State of the United States or the District of Columbia, (ii) qualify and remain qualified as a foreign corporation or limited liability company (as the case may be) in each jurisdiction in which such qualification is reasonably necessary in view of its business and operations or the ownership of its properties and (iii) preserve, renew and keep in full force and effect the rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in the case of clauses (ii) and (iii) above, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect with respect to the Borrower; provided, however, that the Borrower may change its form of organization from a corporation to a limited liability company or from a limited liability company to a corporation if the Administrative Agent is reasonably satisfied that such change shall not affect any obligations of the Borrower under the Loan Documents.
(b)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, and orders of any Governmental Authority, the noncompliance with which would reasonably be expected to result in a Material Adverse Effect with respect to the Borrower, such compliance to include, without limitation, compliance with the Patriot Act, regulations promulgated by OFAC, Environmental Laws, FERC and each “state commission” (as that term is defined under 18 C.F.R. 1.101(k)) having jurisdiction over the Borrower, and ERISA and paying before the same become delinquent all material taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings.
(c)    Maintenance of Insurance, Etc. Maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.
(d)    Inspection Rights. At any reasonable time and from time to time as the Administrative Agent, any Fronting Bank or any Lender may reasonably request (upon five Business Days’ prior notice delivered to the Borrower and no more than once a year, unless an Event of Default has occurred and is continuing), permit the Administrative Agent, such Fronting Bank or such Lender or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their respective officers or directors; provided, however, that (x) the Borrower reserves the right to restrict access to any of its Subsidiaries’ facilities in accordance with reasonably adopted procedures relating to safety and security and (y) neither Borrower nor any of its Subsidiaries shall be required to disclose to the Administrative Agent, any Fronting Bank or any Lender or any agents or representatives thereof any information that is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or that is prevented from disclosure pursuant to a confidentiality agreement with third parties (provided that the Borrower agrees to use commercially reasonable efforts to obtain any required third-party consent to such disclosure, subject to customary nondisclosure restrictions applicable to the Administrative Agent, any Fronting Bank or the Lenders, as applicable). The Administrative Agent, each Fronting Bank and each Lender agree to use reasonable efforts to ensure that any information concerning the Borrower or any of its Subsidiaries obtained by the Administrative Agent, such Fronting Bank or such Lender pursuant to this subsection (d) or subsection (g) below that is not contained in a report or other document filed with the SEC, distributed by the Borrower or FE to its security holders or otherwise generally available to the public, will, to the extent permitted by law and except as may be required by valid subpoena or in the normal course of the Administrative Agent’s, such Fronting Bank’s or such Lender’s business operations be treated confidentially by the Administrative Agent, such Fronting Bank or such Lender, as the case may be, and will not be distributed or otherwise made available by the Administrative Agent, such Fronting Bank or such Lender, as the case may be, to any Person, other than the Administrative Agent’s, such Fronting Bank’s or such Lender’s employees, authorized agents or representatives (including, without limitation, attorneys and accountants).
(e)    Keeping of Books. Keep, and cause each Subsidiary to keep, proper books of record and account in which entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with GAAP.
(f)    Maintenance of Properties. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties (except such properties the failure of which to maintain or preserve would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Borrower) that are used or that are useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and in accordance with prudent industry practices applicable to the industry of the Borrower, in all material respects, and (subject to subsection (b) above) Applicable Law it being understood that this covenant relates only to the good working order and condition of such properties and shall not be construed as a covenant of the Borrower or any of its Subsidiaries not to dispose of such properties by sale, lease, transfer or otherwise.
(g)    Reporting Requirements. Furnish, or cause to be furnished, to the Administrative Agent, with sufficient copies for each Lender and each Fronting Bank, the following:
(i)    promptly after becoming aware of the occurrence of any Event of Default with respect to the Borrower continuing on the date of such statement, the statement of an Authorized Officer of the Borrower setting forth details of such Event of Default and the action that the Borrower has taken or proposes to take with respect thereto;
(ii)    as soon as available and in any event within 60 days after the close of each of the first three quarters in each fiscal year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such quarter and consolidated statements of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, fairly presenting in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for such period and setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end adjustments and the exclusion of detailed footnotes) by the chief financial officer, treasurer, assistant treasurer or controller of the Borrower as having been prepared in accordance with GAAP consistently applied (in the case of such statements that are unaudited, subject to year-end adjustments and the exclusion of detailed footnotes);

(iii)    as soon as available and in any event within 105 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing consolidated and consolidating financial statements of the Borrower and its Subsidiaries for such year certified by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such year and the results of their operations and their cash flows for the three-year period (or, if the Borrower is not then required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, the two-year period) ending as at the end of such year in conformity with GAAP;
(iv)    concurrently with the delivery of the financial statements specified in clauses (ii) and (iii) above a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower (A) stating whether the Borrower has any knowledge of the occurrence and continuance at the date of such certificate of any Event of Default not theretofore reported pursuant to the provisions of clause (i) of this subsection (g), and, if so, stating the facts with respect thereto, and (B) setting forth in a true and correct manner, the calculation of the ratio contemplated by Section 5.02, as of the date of the most recent financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the financial covenant contained in Section 5.02;
(v)    promptly after the sending or filing thereof, copies of any reports that the Borrower sends to any of its securityholders, and copies of all reports on Form 10-K, Form 10-Q or Form 8-K, if any, that the Borrower or any of its Subsidiaries files with the SEC;
(vi)    as soon as possible and in any event within 20 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event with respect to any Plan has occurred or is reasonably likely to occur, that would reasonably be expected to result in liability exceeding $100,000,000 to the Borrower or such member of the Controlled Group, a statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, that the Borrower or such member of the Controlled Group, as the case may be, proposes to take with respect thereto;
(vii)    promptly upon reasonable request by the Administrative Agent or any Lender, after the filing thereof with the Department of Labor, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;
(viii)    promptly upon request and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or such member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

(ix)    promptly and in any event within five Business Days (or one Business Day, if such change would require a prepayment under Section 2.12(b)) after Moody’s or S&P has changed any relevant Reference Rating, notice of such change;
(x)    (A) promptly upon the occurrence of a Reportable Compliance Event, notice of such occurrence, and (B) promptly after the Borrower becomes aware of any change in the information provided in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification, a written notice specifying any such change; and
(xi)    such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries, including, without limitation, copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange, as the Administrative Agent, any Fronting Bank or any Lender (through the Administrative Agent) may from time to time reasonably request.
The financial statements and reports described in paragraphs (ii), (iii) and (v) above will be deemed to have been delivered hereunder if publicly available on the SEC’s EDGAR Database or on FE’s website no later than the date specified for delivery of same under paragraph (ii), (iii) or (v), as applicable, above. If any financial statements or report described in paragraph (ii) or (iii) above is due on a date that is not a Business Day, then such financial statements or report shall be delivered on the next succeeding Business Day.
(h)    Maintenance of Ratings. Use commercially reasonable efforts to maintain a senior unsecured non-credit enhanced debt rating or an issuer and corporate family rating from each of S&P and Moody’s.
(i)    Compliance with Anti-Corruption Laws and Sanctions. (i) Maintain in effect and enforce, and cause the other Covered Entities to maintain in effect and enforce, policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions in all respects by the Covered Entities and their respective directors, officers, employees and, to the extent commercially reasonable, agents under the control and acting on behalf of the Covered Entities, and (ii) comply, and cause the other Covered Entities to comply, in all material respects with Anti-Corruption Laws and Sanctions applicable to it or its property.
SECTION 5.02.    Financial Covenant.
Debt to Capitalization Ratio. Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid, any Letter of Credit for the account of the Borrower shall remain outstanding or any Lender shall have any Commitment to the Borrower hereunder, the Borrower will maintain a Debt to Capitalization Ratio, as of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date, of no more than 0.65 to 1.00 (determined as of the last day of each fiscal quarter).

SECTION 5.03.    Negative Covenants of the Borrower.
Unless the Majority Lenders shall otherwise consent in writing, so long as any amount payable by the Borrower hereunder shall remain unpaid, any Letter of Credit for the account of the Borrower shall remain outstanding or any Lender shall have any Commitment to the Borrower hereunder, the Borrower will not:
(a)    Sales, Etc. (i) Sell, lease, transfer or otherwise dispose of any shares of common stock of any Significant Subsidiary of the Borrower, whether now owned or hereafter acquired by the Borrower, or permit any Significant Subsidiary of the Borrower to do so; or (ii) sell, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) or permit any of its Subsidiaries to sell, lease, transfer or dispose of (whether in one transaction or a series of transactions) assets located in the United States (other than any assets that are purported to be conveyed in connection with a Permitted Securitization but including assets purported to be conveyed pursuant to any sale leaseback transaction) having an aggregate book value (determined as of the date of such transaction for all such transactions since the date hereof) that is greater than 20% of the book value of all of the consolidated fixed assets of the Borrower, as reported on the most recent consolidated balance sheet of the Borrower prior to the date of such sale, lease, transfer or disposition to any entity other than the Borrower or any of its wholly owned direct or indirect Subsidiaries; provided, however, that the limitation in this clause (ii) shall not in any way restrict, and shall not apply to, (A) [reserved], (B) [reserved], or (C) the sale, lease, transfer or other disposition of the Borrower’s assets to a newly-formed Person to which all or substantially all of the assets and liabilities of the Borrower or its Subsidiaries are being transferred, in the case under this clause (C), pursuant to a transaction permitted under subsection (c) below.
(b)    Liens, Etc. Create or suffer to exist, or permit any Significant Subsidiary of the Borrower to create or suffer to exist, any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any Significant Subsidiary of the Borrower), in each case to secure or provide for the payment of Indebtedness, other than (i) liens consisting of (A) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation, (B) deposits in the ordinary course of business to secure, or in lieu of, surety, appeal, or customs bonds to which the Borrower or Significant Subsidiary is a party, (C) [reserved], (D) pledges or deposits in the ordinary course of business to secure performance in connection with bids, tenders or contracts (other than contracts for the payment of money), or (E) materialmen’s, mechanics’, carriers’, workers’, repairmen’s or other like Liens incurred in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted, or deposits to obtain in the release of such Liens; (ii) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower or Significant Subsidiary in the ordinary course of business, which secure the purchase price of such property or secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (iii) Liens existing on property acquired by the Borrower or Significant Subsidiary or on the property of any Person at the time that such Person becomes a direct or indirect Significant Subsidiary of the Borrower or Significant Subsidiary or is merged into or consolidated with the Borrower or Significant Subsidiary; provided, in each case, that such Liens were not created to secure the acquisition of such Person; (iv) Liens in existence on the date of this Agreement; (v) Liens created by any First Mortgage Indenture, so long as under the terms thereof no “event of default” (howsoever designated) in respect of any bonds issued thereunder will be triggered by reference to an Event of Default or Unmatured Default; (vi) Liens securing Attributable Securitization Obligations on the assets purported to be sold in connection with the applicable Permitted Securitization; (vii) Liens securing Nonrecourse Indebtedness; (viii) Liens on cash or cash equivalents deposited on behalf of or pledged to counterparties with respect to Permitted Obligations of the Borrower or any of its Significant Subsidiaries; (ix) Liens on cash or cash equivalents to defease Indebtedness of the Borrower or any of its Subsidiaries; (x) Liens on cash or cash equivalents constituting proceeds from a disposition of assets otherwise not prohibited under subsection (a) above, which proceeds are deposited in escrow accounts for indemnification, adjustment of purchase price or similar obligations to the purchaser of such assets; (xi) Liens securing obligations in respect of pollution control or industrial revenue bonds or nuclear fuel leases, provided that such Liens extend to only the equipment, project, nuclear fuel or other assets financed with the proceeds of such financing; (xii) Liens arising in connection with leases that shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Borrower or Significant Subsidiary is liable as lessee; provided, that no such Lien shall extend to or cover any assets of the Borrower or Significant Subsidiary other than the assets of the Borrower or Significant Subsidiary subject to such lease and proceeds thereof; and (xiii) Liens created for the sole purpose of refinancing, extending, renewing or replacing in whole or in part Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (xii); provided, however, that the principal amount of Indebtedness (or, if greater, the aggregate lending commitment) secured thereby shall not exceed the principal amount of Indebtedness (or, if greater, the aggregate lending commitment) so secured at the time of such refinancing, extension, renewal or replacement, and that such refinancing, extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Indebtedness that secured the Lien so extended, renewed or replaced (and any improvements on such property).
(c)    Mergers, Etc. Merge with or into or consolidate with or into any other Person, or permit any of its Subsidiaries to do so unless (i) immediately after giving effect thereto, no event shall have occurred and be continuing that constitutes an Event of Default, (ii) the consolidation or merger shall not materially and adversely affect the ability of the Borrower (or its successor by merger or consolidation as contemplated by clause (A) of this subsection (c)) to perform its obligations hereunder or under any other Loan Document, and (iii) in the case of any merger or consolidation to which the Borrower is a party, the Person formed by such consolidation or into which the Borrower shall be merged shall (1) assume the Borrower’s obligations under this Agreement and the other Loan Documents to which it is a party in a writing reasonably satisfactory in form and substance to the Administrative Agent and (2) be organized under the laws of a State of the United States or the District of Columbia. Without limiting the foregoing, (A) the Borrower may merge with or into or consolidate with or into a newly-formed Person into which the Borrower is being merged or consolidated (which Person will become the Borrower hereunder and a wholly-owned Subsidiary of FE) and (B) the Borrower may transfer all or substantially all of its assets and liabilities to a newly-formed

Person to which all or substantially all of the assets and liabilities of the Borrower is being transferred (which Person will become the Borrower hereunder and a wholly-owned Subsidiary of the existing Borrower), in each case of clauses (A) and (B), if (1) the surviving Person, transferee or Person otherwise specified above to become the Borrower hereunder assumes the Borrower’s obligations under this Agreement and the other Loan Documents pursuant to an instrument in form and substance reasonably satisfactory to the Administrative Agent, (2) the Reference Ratings of the surviving or resulting Borrower are not, after giving effect to such transactions, any lower than the Reference Ratings of the Borrower immediately prior to the consummation of such transactions, unless the Reference Ratings of such surviving or resulting Borrower are at least BBB- and Baa3, and (3) the parties to such transaction deliver to the Administrative Agent certified copies of all corporate or limited liability, equity holder and Governmental Authority approvals required in connection with such transactions and legal opinions of counsel to such parties relating to such transactions and the assumption agreement described in clause (1) above.
(d)    Compliance with ERISA. (i) Enter into any nonexempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) involving any Plan that may result in any liability of the Borrower to any Person that (in the opinion of the Majority Lenders and the Fronting Banks) would reasonably be expected to have a Material Adverse Effect with respect to the Borrower or (ii) allow or suffer to exist any event or condition that results in any liability of the Borrower to the PBGC, any Plan, or any Multiemployer Plan that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Borrower.
(e)    Use of Proceeds. Use the proceeds of any Borrowing or any Letter of Credit for any purpose other than to finance working capital and other general corporate purposes of the Borrower and its Subsidiaries (which, for the avoidance of doubt, shall include intercompany loans and advances by the Borrower to any of its Subsidiaries); provided, however, that (A) the Borrower may not use such proceeds in connection with any Hostile Acquisition and (B) the Borrower may not, directly or indirectly, use such proceeds to repay any Indebtedness other than (1) to repay any Advances or (2) to make scheduled repayments or other repayments of other Indebtedness in the ordinary course of business.
(f)    [Reserved].
(g)    Compliance with Anti-Corruption Laws and Sanctions. Request any Borrowing or any Letter of Credit, or use, or permit any of the other Covered Entities and its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Country, or (iv) in any manner that would result in the violation of any Sanctions applicable to, or the imposition of any Sanctions on, any Covered Entity or, to the knowledge of the Borrower, any other party hereto.

ARTICLE VI
EVENTS OF DEFAULT
SECTION 6.01.    Events of Default.
If any of the following events shall occur and be continuing with respect to the Borrower (an “Event of Default”):
(a)    (i) Any principal of any Advance or any Reimbursement Obligation shall not be paid by the Borrower when the same becomes due and payable, or (ii) any interest on any Advance or any fees or other amounts payable hereunder shall not be paid by the Borrower within three Business Days after the same becomes due and payable; or
(b)    Any representation or warranty made by the Borrower (or any of its officers) in any Loan Document or in connection with any Loan Document shall prove to have been incorrect or misleading in any material respect when made; or
(c)    (i) The Borrower shall fail to perform or observe any covenant set forth in Section 5.01(a)(i), Section 5.01(g)(i), Section 5.01(i), Section 5.02 or Section 5.03 on its part to be performed or observed, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement (other than those covenants otherwise covered in clause (a) or (c)(i) of this Section 6.01) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(d)    Any material provision of this Agreement or any other Loan Document shall at any time and for any reason cease to be valid and binding upon the Borrower, except pursuant to the terms thereof, or shall be declared to be null and void, or the validity or enforceability thereof shall be contested in any manner by the Borrower or any Governmental Authority, or the Borrower shall deny in any manner that it has any or further liability or obligation under this Agreement or any other Loan Document; or
(e)    The Borrower or any Significant Subsidiary of the Borrower shall fail to pay any principal of or premium or interest on any Indebtedness (other than Indebtedness of the Borrower under this Agreement) that is outstanding in a principal amount in excess of $50,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(f)    The Borrower or any Significant Subsidiary of the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary of the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition or arrangement with creditors, a readjustment of its debts, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted or acquiesced in by it), either such proceeding shall remain undismissed or unstayed for a period of 60 consecutive days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary of the Borrower shall take any corporate action to authorize or to consent to any of the actions set forth above in this subsection (f); or
(g)    Any judgment or order for the payment of money exceeding any applicable insurance coverage by more than $50,000,000 shall be rendered by a court of final adjudication against the Borrower or any Significant Subsidiary of the Borrower and either (i) valid enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)    Any Termination Event with respect to a Plan shall have occurred or the Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, such Termination Event (if correctable) shall not have been corrected, and, as applicable, (1) the actual liability in respect of such Termination Event to the Borrower would reasonably be expected to exceed $50,000,000, or (2) as a result of such complete or partial withdrawal from a Multiemployer Plan, the Borrower would reasonably be expected to incur withdrawal liability in an amount exceeding $50,000,000; or
(i)    (i) FE shall fail to own directly or indirectly 100% of the issued and outstanding shares of common stock of the Borrower, (ii) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower, entitled to vote in the election of directors; or (iii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Borrower, unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Borrower in accordance with the Borrower’s Organizational Documents (each a “Change of Control”); or

(j)    (i) Any indictment shall be issued against the Borrower or any of its Affiliates arising from a purported violation of any Anti-Corruption Law, or (ii) the Borrower or any of its Affiliates shall have entered into any deferred prosecution agreement (or similar agreement) with respect to a purported violation of any Anti-Corruption Law (other than the DPA); or
(k)    The Borrower shall breach any of its obligations under the DPA, which breach results in an enforcement action including, without limitation, the filing of any charging document, by any Governmental Authority, the imposition of penalties on the Borrower or the withdrawal from, or termination of, the DPA with respect to the Borrower;
then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, (i) by notice to the defaulting Borrower, declare the obligation of each Lender to make Advances to the Borrower and the obligation of the Fronting Banks to issue Letters of Credit for the account of the Borrower, to be terminated, whereupon the same shall forthwith terminate, and (ii) by notice to the Borrower, declare the Advances made to the Borrower, an amount equal to the aggregate Stated Amount of all issued but undrawn Letters of Credit issued for the account of the Borrower, (such amount being the “Letter of Credit Cash Cover”) and all other amounts payable under this Agreement and the other Loan Documents by the Borrower to be forthwith due and payable, whereupon such Advances and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary of the Borrower under the Bankruptcy Code, (A) the obligation of each Lender to make Advances to the Borrower and the obligation of the Fronting Banks to issue Letters of Credit for the account of the Borrower shall automatically be terminated and (B) all Advances made to the Borrower, the Letter of Credit Cash Cover with respect to the Borrower and all other amounts payable under this Agreement by the Borrower shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In the event that the Borrower is required to pay the Letter of Credit Cash Cover pursuant to this Section 6.01, such payment shall be made in immediately available funds to the Administrative Agent, which shall hold such funds as collateral pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Fronting Banks to secure Reimbursement Obligations in respect of Letters of Credit then outstanding, for the benefit of the Lenders and the Fronting Banks.
ARTICLE VII
THE ADMINISTRATIVE AGENT
SECTION 7.01.    Authorization and Action.
(a)    Each Lender and each Fronting Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Fronting Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Fronting Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)    As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Fronting Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Fronting Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Majority Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Fronting Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:
(i)    the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Fronting Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether an

Unmatured Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)    The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)    None of the “Joint Lead Arrangers” shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)    In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Advance or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Reimbursement Obligations and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Banks and the Administrative Agent (including any claim under Sections 2.05, 2.08, 2.13, 2.16 and 8.05) allowed in such judicial proceeding; and

(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Fronting Banks, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 8.05). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Borrower hereunder or the rights of any Lender or Fronting Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Fronting Bank in any such proceeding.
(g)    The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Fronting Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
SECTION 7.02.    Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)    Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.
(b)    The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.01 unless and until written notice thereof stating that it is a “notice under Section 5.01” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative

Agent by the Borrower, or (ii) notice of any Unmatured Default or Event of Default unless and until written notice thereof (stating that it is a “notice of an Unmatured Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or a Fronting Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Unmatured Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Fronting Bank as a result of, any determination of the Outstanding Credit Available, any of the component amounts thereof or any portion thereof attributable to each Lender or Fronting Bank.
(c)    Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 8.08, (ii) may rely on the Register to the extent set forth in Section 8.08(c), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Fronting Bank and shall not be responsible to any Lender or Fronting Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Fronting Bank, may presume that such condition is satisfactory to such Lender or Fronting Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Fronting Bank sufficiently in advance of the making of such Advance or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 7.03.    Posting of Communications.

(a)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Fronting Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Fronting Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Fronting Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY JOINT LEAD ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY FRONTING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
(d)    Each Lender and each Fronting Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Fronting Bank agrees (i) to notify the

Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Fronting Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Each of the Lenders, each of the Fronting Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Fronting Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 7.04.    The Administrative Agent Individually.
With respect to its Commitment, Advances, L/C Fronting Bank Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Fronting Bank, as the case may be. The terms “Fronting Banks”, “Lenders”, “Majority Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Fronting Bank or as one of the Majority Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Fronting Banks.
SECTION 7.05.    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Fronting Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Fronting Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative

Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section 7.05, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Fronting Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Majority Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Fronting Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 8.05, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
SECTION 7.06.    Acknowledgements of Lenders and Fronting Banks.
(a)    Each Lender and each Fronting Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Fronting Bank, in each case in the ordinary course of business, and is making the Advances hereunder as commercial loans in the ordinary course of its business and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Fronting Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any “Joint Lead Arranger” or any other Lender or Fronting Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Fronting Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any “Joint Lead Arranger” or any other Lender or Fronting Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the effective date of such Assignment and Assumption, as applicable.
(c)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 7.06(c) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Borrower.
(iv)    Each party’s obligations under this Section 7.06(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.
(v)    The Borrower shall be liable to the Administrative Agent for any erroneous Payment not returned or paid to it by any Lender that receives such Payment pursuant to, and in accordance with, this Section 7.06, and agrees to indemnify and hold the Administrative Agent harmless from and against any and all liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Advances) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing.
SECTION 7.07.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Plans in connection with the Advances, the Letters of Credit or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, or any “Joint Lead Arranger” or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and each “Joint Lead Arranger” hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the

Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 7.08.    Certain Investment Matters.
(a)    Each Lender represents and warrants that in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws).
(b)    The Administrative Agent represents and warrants that the motivations of the Administrative Agent are commercial in nature and not to invest in the general performance or operation of the Borrower.
ARTICLE VIII
MISCELLANEOUS
SECTION 8.01.    Amendments, Etc.
Subject to Section 2.21(b) and except as otherwise expressly provided in Section 2.23, no amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (and notified to the Administrative Agent) and, in the case of any such amendment, the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby (other than, in the case of clause (a), (f) or (g)(ii) below, any Defaulting Lender), do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) change any provision hereof in a manner that would alter the pro rata sharing of payments or the pro rata reduction of Commitments among the Lenders, (d) reduce the principal of, or interest (or rate of interest) on, the Advances or any fees or other amounts payable hereunder, (e) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, the aggregate undrawn amount of outstanding Letters of Credit or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (g) waive or amend (i) this

Section 8.01, (ii) the definition of “Majority Lenders”, (iii) clause (x) of Section 2.04(a) or (iv) the proviso contained in Section 8.07, (h) extend the obligation of any Lender pursuant to Section 2.04(j) to participate in any Letter of Credit to any date later than the Termination Date applicable to such Lender or (i) subordinate the obligations hereunder or under the other Loan Documents, to any other Indebtedness or Liens (including, without limitations, Indebtedness issued under this Agreement); and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or Section 2.21; (ii) no amendment, waiver or consent that would adversely affect the rights of, or increase the obligations of, any Fronting Bank, or that would alter any provision hereof relating to or affecting Letters of Credit issued by such Fronting Bank or modify or waive Section 2.21, shall be effective unless agreed to in writing by such Fronting Bank or modify or waive Section 2.21; (iii) [reserved]; (iv) Section 8.08(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) this Agreement may be amended and restated without the consent of any Lender, any Fronting Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, such Fronting Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder (including, without limitation, any obligation to make payment on account of a Drawing) and shall have been paid in full all amounts payable hereunder to such Lender, such Fronting Bank or the Administrative Agent, as the case may be. Notwithstanding the foregoing, the Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents without the consent of any Lender or any Fronting Bank to the extent necessary (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as determined by the Administrative Agent in its reasonable discretion) or (b) to make administrative changes of a technical or immaterial nature, provided, that, in each case, (x) such amendment does not adversely affect the rights of any Lender or any Fronting Bank and (y) the Lenders and the Fronting Banks shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders and the Fronting Banks, a written notice from the Majority Lenders or any Fronting Bank stating that the Majority Lenders or such Fronting Bank, as the case may be, object to such amendment.
SECTION 8.02.    Notices, Etc.
Unless specifically provided otherwise in this Agreement, all notices and other communications provided for hereunder shall be in writing (including facsimile) and delivered by hand or overnight courier service, mailed or sent by facsimile, if to the Borrower, to it in care of FE at its address at 76 South Main Street, Akron, Ohio 44308, Attention: Treasurer, Facsimile: (330) 384-3772; if to any Bank, at its Applicable Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender; if to the Administrative Agent, at its address at, PNC Bank, National Association, 500 First Avenue, 4th Floor, Pittsburgh, Pennsylvania 15219, Facsimile: (412) 762-8672, Attention: Agency Services; if to

any Fronting Bank identified on Schedule II hereto, at the address specified opposite its name on Schedule II hereto; if to any other Fronting Bank, at such address as shall be designated by such Fronting Bank in a written notice to the other parties; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. Subject to the other notice requirements of this Agreement, all notices and communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, mailed or sent by facsimile to such party and received during the normal business hours of such party as provided in this Section 8.02 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.02. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.
SECTION 8.03.    Electronic Communications.
The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit hereunder (all such non-excluded communications being referred to herein collectively as “Borrower Communications”), by transmitting the Borrower Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to brian.hays@pnc.com.  In addition, the Borrower agrees to continue to provide the Borrower Communications to the Administrative Agent in the manner otherwise specified in this Agreement, but only to the extent requested by the Administrative Agent.
SECTION 8.04.    No Waiver; Remedies.
No failure on the part of any Lender, any Fronting Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 8.05.    Costs and Expenses; Indemnification.
(a)    The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and each Fronting Bank in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement, any Note, any Letter of Credit and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the Fronting Banks with respect thereto and with respect to advising the Administrative Agent and the Fronting Banks as to their rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Administrative Agent, the Fronting Banks and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, any Note and the other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this Section 8.05(a). The Borrower’s obligations under this subsection (a) shall survive the repayment of all other amounts owing to the Lenders, the Fronting Banks and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.
(b)    Except as otherwise expressly provided to the contrary herein, if any payment of principal of, or Conversion of, any Term Benchmark Advance (or, if applicable RFR Advance) is made other than on the last day of the Interest Period for such Advance (or, with respect to an RFR Advance, other than on the interest payment date applicable thereto pursuant to Section 2.08(c)), as a result of a payment or Conversion pursuant to Section 2.11 or 2.14 or a prepayment pursuant to Section 2.12 or acceleration of the maturity of any amounts owing hereunder pursuant to Section 6.01 or upon an assignment made upon demand of the Borrower pursuant to Section 2.22(b) or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. The Borrower’s obligations under this subsection (b) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and any Note and the termination of the Commitments.
(c)    The Borrower hereby agrees to indemnify and hold each Lender, each Fronting Bank, the Administrative Agent and their respective Related Parties (each, an “Indemnified Person”) harmless from and against any and all claims, damages, liabilities, obligations, losses, penalties, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or that may be claimed against any of them by any Person (including the Borrower) by reason of or in connection with or arising out of any investigation, litigation or proceeding related to the Commitments or the commitment of any Fronting Bank hereunder and any use or proposed use by the Borrower of the proceeds of any Extension of Credit or the existence or use of any Letter of Credit or the amounts drawn thereunder, except to the extent such claim, damage, liability, obligation, loss, penalty, cost or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or willful misconduct. The Borrower’s obligations under this

Section 8.05(c) shall survive (x) the repayment of all amounts owing to the Lenders, the Fronting Banks and the Administrative Agent under this Agreement and any Note, (y) the termination of the Commitments, the commitments of the Fronting Banks hereunder and any Letters of Credit and (z) the termination of this Agreement. If and to the extent that the obligations of the Borrower under this Section 8.05(c) are unenforceable for any reason, the Borrower agrees to make the maximum payment in satisfaction of such obligations that are not unenforceable that is permissible under Applicable Law or, if less, such amount that may be ordered by a court of competent jurisdiction.
(d)    To the extent permitted by law, the Borrower also agrees not to assert any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) in connection with, arising out of, or otherwise relating to this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.
(e)    This Section 8.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
SECTION 8.06.    Right of Set-off.
Upon the occurrence and during the continuance of any Event of Default each Lender and each Fronting Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excluding, however, any payroll accounts maintained by the Borrower with such Lender or such Fronting Bank (as the case may be) if and to the extent that such Lender or such Fronting Bank (as the case may be) shall have expressly waived its set-off rights in writing in respect of such payroll account) at any time held and other indebtedness at any time owing by such Lender or such Fronting Bank (as the case may be) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender or such Fronting Bank (as the case may be) shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender and each Fronting Bank agrees promptly to notify the Borrower after any such set-off and application made by such Lender or such Fronting Bank (as the case may be), provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Fronting Bank under this Section 8.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender or such Fronting Bank (as the case may be) may have.
SECTION 8.07.    Binding Effect.
This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank and each Fronting Bank that such Bank or such Fronting Bank (as the case may be) has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Fronting Bank and each Lender and their respective successors and permitted assigns; provided, that the Borrower shall not have the right to assign their rights or obligations hereunder or any interest herein except (x) with the prior written consent of each Lender and each Fronting Bank (and any such assignment (other than any assignment pursuant to the following clause (y)) without such consent shall be null and void ab initio) or (y) pursuant to Section 5.03(c).
SECTION 8.08.    Assignments and Participations.
(a)    Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 8.08, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 8.08, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 8.08, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section 8.08 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 8.08 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 8.08 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section 8.08, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, or an integral multiple of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by giving written notice to the Administrative Agent within five Business Days after having received notice thereof.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 8.08 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by giving written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, and provided, further, that the Borrower’s consent shall not be required during the primary syndication hereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each Fronting Bank (such consent not to be unreasonably withheld or delayed) shall be required for all assignments, other than pursuant to subsection (e) below; provided that the consent of any Fronting Bank shall not be required if the L/C Fronting Bank Commitments of such Fronting Bank have been terminated and no Letters of Credit issued by such Fronting Bank are outstanding.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required by Section 2.16(g).

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Fronting Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 8.08, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.13, 2.16 and 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 8.16, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 8.08.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Fronting Banks or the Administrative Agent, sell participations to any Person (other than a Person described in Section 8.08(b)(v) or (vi)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Fronting Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a) through (g) of Section 8.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.16 and 8.05(b) (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 8.08; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under subsection (b) of this Section 8.08 and (B) shall not be entitled to receive any greater payment under Section 2.13 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent (x) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (y) the sale to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation to any Participant agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22(b) with respect to such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Advances, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Disclosure of Certain Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.08, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.
(g)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.15(e). Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 2.13), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.
SECTION 8.09.    Governing Law.
THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.10.    Consent to Jurisdiction; Waiver of Jury Trial.
(a)    To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, New York City and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Letter of Credit, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)    THE BORROWER, THE ADMINISTRATIVE AGENT, EACH FRONTING BANK AND THE LENDERS HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY

LETTER OF CREDIT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
SECTION 8.11.    Severability.
Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.
SECTION 8.12.    Entire Agreement.
This Agreement and the Notes issued hereunder constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letters. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
SECTION 8.13.    Execution in Counterparts; Electronic Execution.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall in each case be deemed to include Electronic Signatures, signatures exchanged by electronic transmission, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.
SECTION 8.14.    USA PATRIOT Act Notice.
Each Lender that is subject to the Patriot Act, each Fronting Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, such Fronting Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
SECTION 8.15.    No Fiduciary Duty.

The Administrative Agent, each Fronting Bank, each Lender and their respective Affiliates (collectively, the “Credit Parties”), may have economic interests that conflict with those of the Borrower, its stockholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Credit Party, on the one hand, and the Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Credit Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Credit Party has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Credit Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.
SECTION 8.16.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges that any liability of any Lender or Fronting Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Fronting Bank that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 8.17.    Treatment of Certain Information; Confidentiality.
Each of the Administrative Agent, the Lenders and the Fronting Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties, including, without limitation, their respective accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.17, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.17 or (y) becomes available to the Administrative Agent, any Lender, any Fronting Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; in the event of any required disclosure by the Administrative Agent, any Lender or any Fronting Bank under clause (c) above, the Administrative Agent, such Lender or such Fronting Bank, as applicable, agrees to use reasonable efforts to inform the Borrower as promptly as practicable to the extent legally permitted to do so. In addition, the Administrative Agent, the Lenders and the Fronting Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors and similar service providers to the lending industry, such information to consist of deal terms and other information customarily found in Gold Sheets and similar industry publications.
For purposes of this Section 8.17, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any Subsidiary of the Borrower or

any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Fronting Bank on a non-confidential basis prior to disclosure by the Borrower or such Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary of the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH) FURNISHED TO IT BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, REQUESTS FOR WAIVERS AND AMENDMENTS) MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.
KEYSTONE APPALACHIAN TRANSMISSION CO.

By /s/ Steven R. Staub
Name: Steven R. Staub
Title: Vice President and Treasurer
    [Signature Page to KATCo Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Bank and as a Fronting Bank

By /s/ Ryan Rockwood
Name: Ryan Rockwood
Title: Vice President

    [Signature Page to KATCo Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Bank

By /s/ Khawaja Tariq
Name: Khawaja Tariq
Title: Vice President

    [Signature Page to KATCo Credit Agreement]

MIZUHO BANK, LTD., as a Bank

By /s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

    [Signature Page to KATCo Credit Agreement]

BARCLAYS BANK PLC, as a Bank

By /s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

    [Signature Page to KATCo Credit Agreement]

BANK OF AMERICA, N.A., as a Bank

By /s/ Jacqueline G. Margetis
Name: Jacqueline G. Margetis
Title: Director

    [Signature Page to KATCo Credit Agreement]

CITIBANK, N.A., as a Bank

By /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

    [Signature Page to KATCo Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Bank

By /s/ Michael King
Name: Michael King
Title: Authorized Signatory

    [Signature Page to KATCo Credit Agreement]

MUFG BANK, LTD., as a Bank

By /s/ Matthew Bly
Name: Matthew Bly
Title: Director
    [Signature Page to KATCo Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Bank and as a Fronting Bank

By /s/ David Dewar
Name: David Dewar
Title: Director

    [Signature Page to KATCo Credit Agreement]

RBC CAPITAL MARKETS, as a Bank and a Fronting Bank

By /s/ Meg Donnelly
Name: Meg Donnelly
Title: Authorized Signatory

    [Signature Page to KATCo Credit Agreement]

Canadian Imperial Bank of Commerce, New York Branch, as a Bank

By /s/ Amit Vasani
Name: Amit Vasani
Title: Authorized Signatory

    [Signature Page to KATCo Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Bank

By /s/ Dixon Schultz
Name: Dixon Schultz
Title: Managing Director

By /s/ Nathalie Huet Rousset
Name: Nathalie Huet Rousset
Title: Director
    [Signature Page to KATCo Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Bank

By /s/ Renee M. Bonnell
Name: Renee M. Bonnell
Title: Senior Vice President
    [Signature Page to KATCo Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Bank

By /s/ Suela Von Bargen
Name: Suela Von Bargen
Title: Director
    [Signature Page to KATCo Credit Agreement]

TD BANK, N.A., as a Bank

By /s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President
    [Signature Page to KATCo Credit Agreement]

TRUIST BANK, as a Bank

By /s/ Catherine Strickland
Name: Catherine Strickland
Title: Vice President
    [Signature Page to KATCo Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By /s/ Michael E. Temnick
Name: Michael E. Temnick
Title: Senior Vice President
    [Signature Page to KATCo Credit Agreement]

CoBank, ACB, as a Bank

By /s/ David B. Willis
Name: David B. Willis
Title: Lead Relationship Manager
    [Signature Page to KATCo Credit Agreement]

First National Bank of Pennsylvania, as a Bank

By /s/ Paul Wargo
Name: Paul Wargo
Title: Vice President
    [Signature Page to KATCo Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Bank

By /s/ Molly H. Ross
Name: Molly H. Ross
Title: Senior Vice President
    [Signature Page to KATCo Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Bank

By /s/ Christopher Olsen
Name: Christopher Olsen
Title: Vice President

[Signature Page to KATCo Credit Agreement]

SCHEDULE I
List of Commitments and Lending Offices

Lender	Commitment Amount	Lending Office

JPMorgan Chase Bank, N.A.	$8,750,000.00	GR. FLR., 1ST- 6TH FLR., PLATINA BLOCK-3, KODBISANHAL, FLR. 04 Bengaluru, IN-KA, 560103, India Contact: Vithal Giri Phone: (+91-80) 67905186 ext. 75186 Email: vithal.giri@jpmorgan.com

Mizuho Bank, Ltd.	$8,750,000.00	1271 Avenue of the Americas New York, NY 10020 Contact: Joseph Chan Email: Joseph.chan@mizuhogroup.com

PNC Bank, National Association	$8,750,000.00	300 Fifth Avenue Pittsburgh, PA 15222 Contact: Montreal Phillips, Loan Support Analyst Phone: (440) 546-9431 Email: Montreal.Phillips@pnc.com

Barclays Bank PLC	$8,750,000.00	745 Seventh Avenue, 8th Floor New York, NY 10019
		Contact: Oksana Shtogrin Phone: (212) 526 3441 Email: Oksana.shtogrin@barclays.com

Bank of America, N.A.	$8,750,000.00	Bank of America Tower – Charlotte NC1-030-24-02 620 S Tryon St Charlotte, NC 2825 Contact: Jacqueline Margetis Phone: (813) 597-9962 Email: Bank_of_America_As_Lender_1@bofa.com, jacqueline.margetis@bofa.com

Citibank, N.A.	$8,750,000.00	388 Greenwich St. New York, NY 10013 Contact: Ashwani Khubani Phone: (212) 816-3690 Email: ashwani.khubani@citi.com
Morgan Stanley Bank, N.A.	$8,750,000.00	1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231 Contact: Morgan Stanley Loan Servicing Phone: (443) 627-6648 Email: msloanservicing@morganstanley.com

MUFG Bank, Ltd.	$8,750,000.00	1251 Avenue of the Americas New York, NY 10020-1104 Contact: Nadia Sleiman Phone: (212) 782-6974 Email: CCD-docunit@us.mufg.jp

The Bank of Nova Scotia	$8,750,000.00	250 Vesey Street, 23rd floor New York, NY 10281 Contact: Sandy Dewar Phone: (917) 439-2391 Email: sandy.dewar@scotiabank.com

Royal Bank of Canada	$8,750,000.00	3 World Financial Center 200 Vesey St New York, NY 10281 Contact: Frank Lambrinos Phone: (212) 858-7374 Email: frank.lambrinos@rbccm.com
Canadian Imperial Bank of Commerce, New York Branch	$6,500,000.00	300 Madison Ave New York, NY 10017 Contact: Anju Abraham Phone: (212) 856-3769 Email: Anju.Abraham@cibc.com
Credit Agricole Corporate and Investment Bank	$6,500,000.00	1100 Louisiana St. Ste 4750 Houston, TX 77002 Contact: Dixon Schultz Phone: (713) 890-8607 Email: dixon.schultz@ca-cib.com
KeyBank National Association	$6,500,000.00	127 Public Square Cleveland, OH 44114 Contact: Renee Bonnell Phone: (216) 689-7729 Email: renee.bonnell@key.com KAS_servicing@keybank.com

Sumitomo Mitsui Banking Corporation	$6,500,000.00	277 Park Avenue New York, NY 10172 Contact: Emily Estevez Phone: (212) 224-4177 Email: eestevez@smbc-Lf.com
TD Bank, N.A.	$6,500,000.00	222 Bay Street, 15th Floor Toronto, ON M5K 1A2 Contact: Diana Macecevic Phone: (416) 350-9135 Email: TDBNANotices@tdsecurities.com

Truist Bank	$6,500,000.00	110 S Stratford Rd Winston Salem, NC 27104 Contact: Shana Pask Phone : 333-733-2645 Email: CapitalMarkets-W-S@truist.com

U.S. Bank National Association	$6,500,000.00	400 City Center Oshkosh, WI 54901 Contact: CLS Syndication Services Phone: 920-237-7601 Email: CLSSyndicationServicesteam@usbank.com

CoBank, ACB	$4,250,000.00	6340 S. Fiddlers Green Circle Greenwood village, CO 80111 Attn: Loan Administration Contact: Beth Johnson Phone: (303) 740-4347 Email: loanadminnotices@cobank.com loanadmin@cobank.com
First National Bank of Pennsylvania	$4,250,000.00	12 Federal Street One Northshore Ctr., Suite 500 Pittsburgh PA 15212 Contact: Robert E Heuler Phone: (412) 359-2612 Email: HeulerR@fnb-corp.com
The Bank of New York Mellon	$4,250,000.00	240 Greenwich Street New York, NY 10286 Contact: Steve Murphy Phone: (315) 765-4317 Email: Cbla2@bnymellon.com or CBLA6@bnymellon.com
The Huntington National Bank	$4,250,000.00	41 South High St. HCO520 Columbus, OH 43287 Contact: Debbie Cabungcal Phone: (614) 480-1283 Email: Debbie.cabungcal@huntington.com

TOTAL	$150,000,000.00

SCHEDULE II
List of L/C Fronting Bank Commitments

Fronting Bank	Fronting Bank Address	L/C Fronting Bank Commitment

PNC Bank, National Association	300 Fifth Avenue Pittsburgh, PA 15222 Attention: Montreal Phillips, Loan Support Analyst Phone: (440) 546-9431 Email: Montreal.Phillips@pnc.com	$10,000,000

Mizuho Bank, Ltd.	1271 Avenue of the Americas New York, NY 10020 Attention: Joseph Chan Email: Joseph.chan@mizuhogroup.com	$10,000,000

Barclays Bank PLC	745 Seventh Avenue, 8th Floor New York, NY 10019	$10,000,000
	Attention: Oksana Shtogrin Phone: (212) 526 3441 Email: Oksana.shtogrin@barclays.com

    II-1

SCHEDULE III
[Reserved]

    III-1

SCHEDULE IV
Disclosure Documents
None.

    IV-1

SCHEDULE V
Approvals

An order of the FERC that authorizes KATCo to obtain Extensions of Credit, as such order may be amended, extended, supplemented, replaced or renewed from time to time.

For purposes of the representation in Section 4.01(d), on the Closing Date, this Schedule V shall be deemed to read “None”.
    V-1

EXHIBIT A
Form of Assignment and Assumption
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.    Assignor[s]:    ________________________________
______________________________
[Assignor [is] [is not] a Defaulting Lender]
2.    Assignee[s]:            ______________________________
______________________________
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.    Borrower:    Keystone Appalachian Transmission Co.
4.    Administrative Agent:    PNC Bank, National Association, as the administrative agent under the Credit Agreement

5.    Credit Agreement:    The $150,000,000 Credit Agreement, dated as of October 20, 2023, among Keystone Appalachian Transmission Co., as Borrower, the Lenders parties thereto, PNC Bank, National Association, as Administrative Agent, and the fronting banks party thereto
6.    Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Advances for all Lenders[7]	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/ Advances[8]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.    Trade Date:    ______________]9
Effective Date: _____________ ___, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNOR[S]10

[NAME OF ASSIGNOR]

By______________________________
Name:
Title:

[NAME OF ASSIGNOR]

By______________________________
Name:
Title:

ASSIGNEE[S]11

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:
[Consented to and]12 Accepted:
PNC BANK, NATIONAL ASSOCIATION, as
Administrative Agent
By: _________________________________
Name:
Title:
Consented to:

10 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
11 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[LIST ALL FRONTING BANKS], as a Fronting Bank
By: _________________________________
Name:
Title:
[KEYSTONE APPALACHIAN TRANSMISSION CO.] 13

By: _________________________________
Name:
Title:

13 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
$150,000,000 Credit Agreement, dated as of October 20, 2023, among Keystone Appalachian Transmission Co., as Borrower, the Lenders parties thereto, PNC Bank, National Association, as Administrative Agent, and the fronting banks party thereto
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.08(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.08(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(g) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is not a U.S. Person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including pursuant to Section 2.16(g) of the Credit Agreement), duly completed and executed by [the][such] Assignee; (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
Form of Note
PROMISSORY NOTE
U.S.$[______________]    _______ __, 20__
FOR VALUE RECEIVED, the undersigned, KEYSTONE APPALACHIAN TRANSMISSION CO., a Virginia corporation (the “Borrower”), HEREBY PROMISES TO PAY to [_____________] (the “Lender”) for the account of its Applicable Lending Office (such term and other capitalized terms herein being used as defined in the Credit Agreement referred to below), or its registered assigns, the principal sum of U.S.$[______________] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on the Termination Date, payable on the Termination Date.
The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.
Both principal and interest are payable in lawful money of the United States of America to PNC Bank, National Association, as Administrative Agent, at [INSERT PAYMENT ADDRESS], in same day funds. Each Advance made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.
This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of October 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks named therein and the other Lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent for the Lenders thereunder, and the fronting banks party thereto from time to time. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

    B-1

KEYSTONE APPALACHIAN TRANSMISSION CO.

By
Name:
Title:

    B-2

EXHIBIT C
Form of Notice of Borrowing
PNC Bank, National Association, as Administrative Agent
for the Lenders party to the Credit Agreement
referred to below
____ __, 20__
Ladies and Gentlemen:
The undersigned refers to the Credit Agreement, dated as of October 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the banks named therein and the other Lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent for the Lenders thereunder, and the fronting banks party thereto from time to time, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests [a] Borrowing[s] under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing[s] (the “Proposed Borrowing[s]”) as required by Section 2.02(a) of the Credit Agreement:
(i)    The Business Day of the Proposed Borrowing[s] is __________________, ____.
(ii)    The Type of Advance to be made in connection with the [First] Proposed Borrowing is [an Alternate Base Rate Advance] [a Term Benchmark Advance]. The aggregate amount of such Proposed Borrowing is $____________. [The Interest Period for each Term Benchmark Advance made as part of such Proposed Borrowing is ____ [month[s]].]
[(iii)    The Type of Advance to be made in connection with the [Second] Proposed Borrowing is [an Alternate Base Rate Advance] [a Term Benchmark Advance]. The aggregate amount of such Proposed Borrowing is $____________. [The Interest Period for each Term Benchmark Advance made as part of such Proposed Borrowing is ____ [month[s]].]
[(iii)][(iv)]    The Borrower requesting the Proposed Borrowing[s] is _______________.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing[s]:
(A)    the representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Borrowing[s] and to the application of the proceeds therefrom, as though made on and as of such date (other than, as to any such representation or warranty that by its terms refers to a specific date other than the date of the Proposed Borrowing[s], in which case, such representation and warranty is true and correct as of such specific date);

(B)    no event has occurred and is continuing, or would result from such Proposed Borrowing[s] or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Default with respect to the Borrower; and
(C)    immediately following such Proposed Borrowing[s], (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect and (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment.
Please transfer or credit the funds to the following account:
Bank: ___________
Address: _________________
ABA #: __________________
Account #: _______________
Beneficiary: ______________
[remainder of page intentionally left blank]

Very truly yours,

KEYSTONE APPALACHIAN TRANSMISSION CO.

By
Name:
Title:

EXHIBIT D
Form of Letter of Credit Request
_____ __, 20__
PNC Bank, National Association, as Administrative Agent
[INSERT ADMINISTRATIVE AGENT’S
ADDRESS]
Attn:_______________________

[___________________, as Fronting Bank
[ADDRESS]]
Ladies and Gentlemen:
The undersigned, KEYSTONE APPALACHIAN TRANSMISSION CO., a Virginia corporation (the “Borrower”), refers to that certain Credit Agreement, dated as of October 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the banks named therein and the other Lenders party thereto from time to time, PNC Bank, National Association, as Administrative Agent for the Lenders thereunder, and the fronting banks party thereto from time to time. Capitalized terms used herein, and not otherwise defined herein, shall have their respective defined meanings as set forth in the Credit Agreement.
Pursuant to Section 2.04(d) of the Credit Agreement, the Borrower irrevocably requests that the Fronting Bank to which this Letter of Credit Request is addressed issue a Letter of Credit on the following terms:
1.    Date of Issuance:
2.    Expiration Date:
3.    Stated Amount:
4.    Beneficiary:
5.    Account Party:
and the terms set forth in the attached application for said Letter of Credit.
The Borrower hereby further certifies that (i) as of the date hereof, (ii) as of the Date of Issuance and (iii) after the issuance of the Letter of Credit requested hereby:
(A)    the representations and warranties of the Borrower contained in Section 4.01 of the Credit Agreement are true and correct on and as of the date hereof, before and after giving effect to the issuance of such Letter of Credit and to the application of the proceeds therefrom, as though made on and as of such date (other than, as to any such representation or warranty that by its terms refers to a specific date other than the date of the issuance of such Letter of Credit, in which case, such representation and warranty is true and correct as of such specified date);

(B)    no event has occurred and is continuing, or would result from the issuance of the Letter of Credit requested hereby or from the application of the proceeds therefrom, that constitutes an Event of Default or an Unmatured Default with respect to the Borrower; and
(C)    immediately following the issuance of such Letter of Credit, (1) the aggregate amount of Outstanding Credits shall not exceed the aggregate amount of the Commitments then in effect, (2) the Outstanding Credits of any Lender shall not exceed the amount of such Lender’s Commitment, (3) the Stated Amount thereof, when aggregated with (x) the Stated Amount of each other Letter of Credit that is outstanding or with respect to which a Letter of Credit Request has been received and (y) the outstanding Reimbursement Obligations, shall not exceed the L/C Commitment Amount, and (4) the aggregate Stated Amount of all outstanding Letters of Credit issued by the Fronting Bank to which this Letter of Credit Request is addressed will not exceed $[_______]**.
If notice of the request for the above referenced Letter of Credit has been given by the Borrower previously by telephone, then this notice shall be considered a written confirmation of such telephone notice as required by Section 2.04(d) of the Credit Agreement.
[remainder of page intentionally left blank]

**Insert applicable Fronting Bank’s L/C Fronting Bank Commitment.

Very truly yours,
KEYSTONE APPALACHIAN TRANSMISSION CO.

By ___________________________
Name:
Title:

EXHIBIT E-1
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $150,000,000 Credit Agreement, dated as of October 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Keystone Appalachian Transmission Co. (the “Borrower”), the Lenders named therein and party thereto from time to time, PNC Bank, National Association, as Administrative Agent, and the Fronting Banks named therein and party thereto from time to time.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:_____________________________
Name:
Title:
Date: ________ __, 20[ ]
    E-1-1

EXHIBIT E-2
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $150,000,000 Credit Agreement, dated as of October 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Keystone Appalachian Transmission Co. (the “Borrower”), the Lenders named therein and party thereto from time to time, PNC Bank, National Association, as Administrative Agent, and the Fronting Banks named therein and party thereto from time to time.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:_____________________________
Name:
Title:
Date: ________ __, 20[ ]
    E-2-1

EXHIBIT E-3
Form of U.S. Tax Compliance Certificate
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $150,000,000 Credit Agreement, dated as of October 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Keystone Appalachian Transmission Co. (the “Borrower”), the Lenders named therein and party thereto from time to time, PNC Bank, National Association, as Administrative Agent, and the Fronting Banks named therein and party thereto from time to time.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICPANT]
By:_____________________________
Name:
Title:
Date: ________ __, 20[ ]
    E-3-1

EXHIBIT E-4
Form of U.S. Tax Compliance Certificate
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the $150,000,000 Credit Agreement, dated as of October 20, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Keystone Appalachian Transmission Co. (the “Borrower”), the Lenders named therein and party thereto from time to time, PNC Bank, National Association, as Administrative Agent, and the Fronting Banks named therein and party thereto from time to time.
Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to each extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:_____________________________
Name:
Title:

    E-4-1

Date: ________ __, 20[ ]

    E-4-2